Filed Pursuant to Rule 424(b)(3)

Registration No. 333-221709

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 6, 2017)

22,638,553 Shares

6,062,500 Warrants

This Prospectus Supplement supplements the prospectus dated December 6, 2017 (as supplemented to date, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-221709). The Prospectus and this Prospectus Supplement relate to the disposition from time to time of up to 22,638,553 shares of our common stock and up to 6,062,500 warrants, which are held or may be held by the selling securityholders named in the Prospectus. We will not receive any proceeds from the sale of our securities offered by the selling securityholders under the Prospectus.

This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in the Proxy Statement (Schedule 14A) for our 2018 Annual Meeting of Stockholders, as filed with the Securities and Exchange Commission on May 17, 2018 (the “2018 Annual Meeting Proxy Statement”). Accordingly, we have attached the 2018 Annual Meeting Proxy Statement to this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement. This Prospectus Supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Our common stock is listed on the Nasdaq Global Market under the symbol “RMNI,” and our warrants are listed on the OTC Pink Current Information Marketplace under the symbol “RMNIW.” On May 17, 2018, the closing sale prices of our common stock and our warrants were $5.38 and $0.60, respectively.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. In reviewing the Prospectus and this Prospectus Supplement, you should carefully consider the matters described under the heading “Risk Factors” beginning on page 5 of the Prospectus and on page 14 of our 2017 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 15, 2018.

You should rely only on the information contained in the Prospectus, this Prospectus Supplement or any Prospectus Supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 18, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

RIMINI STREET, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RIMINI STREET, INC.
3993 Howard Hughes Parkway, Suite 500

Las Vegas, NV 89169

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, June 7, 2018
Time:	12:00 p.m. Pacific Time
Place:	Rimini Street, Inc.

California Operations Center

6601 Koll Center Parkway, Suite 300

Pleasanton, California 94566

Dear Stockholder:

Notice is hereby given that the annual meeting of the stockholders (the “Annual Meeting”) of Rimini Street, Inc., a Delaware corporation (the “Company”), will be held at the Company’s California Operations Center located at 6601 Koll Center Parkway, Suite 300, Pleasanton, California 94566 on Thursday, June 7, 2018, at 12:00 p.m., Pacific Time, for the following purposes (which are more fully described in the Proxy Statement, which is attached to and made a part of this Notice):

1.	To elect the three Class I director nominees identified in the accompanying Proxy Statement to the Board of Directors of the Company, each to hold office until the 2021 annual meeting of stockholders and until his or her successor is elected and qualified.

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

3.	To approve the Rimini Street, Inc. 2018 Employee Stock Purchase Plan.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Who can vote:	Stockholders of record at the close of business on April 18, 2018, (the “Record Date”) for the Annual Meeting, are entitled to notice of, and to attend and to vote at, the Annual Meeting and any postponement or adjournment thereof.
How you can vote:	You may vote your proxy by (i) accessing the internet website specified on your proxy card or (ii) marking, signing and returning the enclosed proxy card in the pre-paid postage envelope provided. Stockholders who received their proxy card through an intermediary (such as a broker or bank) must deliver it in accordance with the instructions given by such intermediary.
Who may attend:	All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders of record as of the Record Date will be admitted to the Annual Meeting and any postponement or adjournment thereof upon presentation of identification. Please note that if your shares are held in the name of a bank, broker, or other nominee, and you wish to vote in person at the Annual Meeting, you must bring to the Annual Meeting a statement or letter from your bank, broker or other nominee showing your ownership of shares as of the record date and a proxy from the record holder of the shares authorizing you to vote at the Annual Meeting (such statement/letter and proxy are required in addition to your personal identification).

Whether or not you plan to attend the Annual Meeting in person, you are encouraged to read the attached Proxy Statement and then cast your vote as promptly as possible in accordance with the instructions provided. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting and follow the instructions contained in the attached Proxy Statement.

By Order of the Board of Directors
Rimini Street, Inc.

Sincerely,

/s/ Seth A. Ravin
Seth A. Ravin Chief Executive Officer and Chairman of the Board

Las Vegas, Nevada

May 17, 2018

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the Annual Meeting, you are urged to vote either via the internet website specified on your proxy card or by marking, signing and returning the enclosed proxy card in the pre-paid postage envelope provided. If you hold shares of common stock through a broker, bank or other nominee, your broker, bank or other nominee will vote your shares for you if you provide instructions on how to vote the shares. In the absence of instructions, your brokerage firm, bank or other nominees can only vote your shares on certain limited maters. It is important that you provide voting instructions because brokers, banks and other nominees do not, for example, have the authority to vote your shares for the election of directors without instructions from you.

Table of Contents

PROXY STATEMENT	1
EXPLANATORY NOTE	2
Questions and Answers about the Annual Meeting and Voting	3
PROPOSAL NO. 1 - ELECTION OF DIRECTORS	8
Nominees	8
Board Composition	8
Director Nomination Process	12
CORPORATE GOVERNANCE MATTERS	13
Board Structure	13
Corporate Governance Guidelines	13
Code of Business Conduct and Ethics	14
Board Leadership Structure	14
Board Determination of Independence	14
Board of Director Meetings and Attendance; Annual Meeting Attendance	15
Stockholder Communications	15
Committees of the Board of Directors	15
The Board’s Role in Risk Oversight	17
Compensation Committee Interlocks and Insider Participation	18
Policies and Procedures for Related Person Transactions	18
Related Person Transactions	19
EXECUTIVE COMPENSATION	20
Summary Compensation Table	20
Employment Agreements and Potential Payments upon Termination or Change in Control	21
Outstanding Equity Awards at Fiscal Year End 2017	24
DIRECTOR COMPENSATION	25
Equity Compensation Plan Information	26
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	30
PROPOSAL NO. 2 - Proposal to RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018	31
RIMINI STREET CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	32
FEES PAID TO AUDITORS	32
Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors; Delegation of Pre-Approval Authority in Specified Instances	33
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	35
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	37
PROPOSAL NO. 3 - PROPOSAL TO APPROVE THE 2018 RIMINI STREET, INC. EMPLOYEE STOCK PURCHASE PLAN	38
Board of Directors Recommendation	43
OTHER MATTERS AND ADDITIONAL INFORMATION	44
Availability of Annual Report to Stockholders and Report on Form 10-K	44
APPENDIX A - RIMINI STREET, INC. 2018 EMPLOYEE STOCK PURCHASE PLAN	A-1

PLEASE CAREFULLY READ THE PROXY STATEMENT. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, EXECUTE, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES. YOU MAY ALSO VOTE ELECTRONICALLY VIA THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU VOTE BY INTERNET, THEN YOU NEED NOT RETURN A WRITTEN PROXY CARD BY MAIL. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

RIMINI STREET, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be Held Thursday, June 7, 2018

PROXY STATEMENT

The following information is provided to each stockholder in connection with the Annual Meeting of Stockholders (the “Annual Meeting”) of Rimini Street, Inc. (the “Company”) to be held at the Company’s California Operations Center located at 6601 Koll Center Parkway, Suite 300, Pleasanton, California 94566 on Thursday, June 7, 2018, at 12:00 p.m., Pacific Time.

The enclosed proxy is for use at the Annual Meeting and any postponement or adjournment thereof. This proxy statement (this “Proxy Statement”) and form of proxy are being mailed to stockholders beginning on or about May 17, 2018.

The Company’s principal executive offices are located at 3993 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada, 89169, and the Company’s website is www.riministreet.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on June 7, 2018. This Notice of Annual Meeting of Stockholders and Proxy Statement and our 2017 Annual Report are available at http://www.cstproxy.com/riministreet/2018 and through our website at the address specified above.

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EXPLANATORY NOTE

In May 2017, Rimini Street, Inc., a Nevada corporation (“RSI”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GP Investments Acquisition Corp. (“GPIA”), a publicly-held special purpose acquisition company incorporated in the Cayman Islands and formed for the purpose of effecting a business combination with one or more businesses. Substantially all of GPIA’s assets consisted of cash and cash equivalents. The Merger Agreement was approved by the respective shareholders of RSI and GPIA in October 2017, and closing occurred on October 10, 2017, resulting in (i) the merger of a wholly-owned subsidiary of GPIA with and into RSI, with RSI as the surviving corporation (the “First Merger”), after which (ii) RSI merged with and into GPIA, with GPIA as the surviving corporation (the “Second Merger”, and collectively with the First Merger, the “Mergers”). Prior to consummation of the Mergers, GPIA domesticated as a Delaware corporation (the “Delaware Domestication”). Immediately after the Delaware Domestication and the consummation of the Second Merger, GPIA was renamed “Rimini Street, Inc.” (referred to herein as the “Company”, as distinguished from RSI with the same legal name). Upon consummation of the Mergers, RSI appointed seven of the nine members of the Board of Directors of the Company (the “Board”), and the former shareholders of RSI obtained an 83% interest in the outstanding shares of the Company’s common stock. The Company began trading on the Nasdaq Global Market on October 11, 2017.

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Questions and Answers about the Annual Meeting and Voting

Q:	What is this document?

A:	This document is the Proxy Statement of Rimini Street, Inc., which is being sent to stockholders in connection with our Annual Meeting. A proxy card is also being provided with this document.

We have tried to make this document simple and easy to understand in accordance with Securities and Exchange Commission (“SEC”) rules. We refer to Rimini Street, Inc. as “we,” “us,” “our,” the “Company” or “Rimini Street.”

Q:	Why am I receiving these materials?

A:	You are receiving these materials because you were one of our stockholders as of the close of business on April 18, 2018, the record date (the “Record Date”) for determining who is entitled to receive notice of and to vote at the Annual Meeting. We are soliciting your proxy (i.e., your permission) to vote your shares of Rimini Street common stock upon matters to be considered at the Annual Meeting.

Q:	Who may vote at the Annual Meeting? What are my voting rights?

A:	As of the Record Date, there were 59,474,790 shares of our common stock outstanding and entitled to be voted at the Annual Meeting. You may cast one vote for each share of common stock held by you as of the Record Date on each director nominee and on each of the other matters presented at the Annual Meeting. Stockholders do not have cumulative voting rights.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are three proposals to be considered and voted on at the Annual Meeting:

1.	To elect the three Class I director nominees identified in this Proxy Statement to the Board, each to serve until the 2021 annual meeting of stockholders and until his or her successor is elected and qualified (the “Election of Directors”).

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 (the “Auditor Ratification Proposal”).

3.	To approve the 2018 Rimini Street, Inc. Employee Stock Purchase Plan (the “ESPP Proposal”).

The Company will also transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Q:	How many shares must be represented to have a quorum and hold the Annual Meeting?

A:	The presence in person or by proxy of holders of a majority of our common stock issued and outstanding and entitled to vote as of the Record Date is needed for a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.

Q:	How do I cast my vote?

A:	If you are a stockholder of record on the Record Date, you may vote in person at the Annual Meeting or in advance of the Annual Meeting. You can vote in advance of the Annual Meeting by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope, or, if you prefer, by following the instructions on your proxy card for internet voting. Please have your proxy card with you if you are going to vote through the internet. If you attend the Annual Meeting in person, you may request a ballot when you arrive.

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If you hold your shares in street name through a broker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and this Proxy Statement is being forwarded to you by your broker, bank or other nominee, together with a voting instruction card. To vote at the Annual Meeting, beneficial owners will need to contact the broker, bank or other nominee that holds their shares to obtain a “legal proxy” to bring to the Annual Meeting.

If you hold shares in the name of a broker, bank or other nominee you may be able to vote those shares by internet or telephone depending on the voting procedures used by your broker, bank or other nominee, as explained below under the question “How do I vote if my shares are held in “street name” by a broker, bank or other nominee?”

Q:	How do I vote if my shares are held in “street name” by a broker, bank or other nominee?

A:	If your shares are held by a broker, bank or other nominee (this is called “street name”), your broker, bank or other nominee (your “Financial Institution”) will send you instructions for voting those shares. Many (but not all) Financial Institutions participate in a program provided through Broadridge Investor Communication Solutions that offers internet and telephone voting options.

Q:	How do I change my vote?

A:	You may revoke your proxy and change your vote at any time before it is exercised at the Annual Meeting. You can revoke a proxy (i) by giving written notice to the Company’s secretary at the address listed on the first page of this Proxy Statement, (ii) delivering an executed, later-dated proxy or (iii) voting in person at the Annual Meeting. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you also vote at the meeting or specifically request in writing that your proxy be revoked. If your shares of common stock are held in street name and you wish to change or revoke your voting instructions, you should contact your Financial Institution for information on how to do so.

Q:	What is the voting standard for the Election of Directors?

A:	In regard to the Election of Directors, you may vote “FOR” all or some of the nominees or you may “WITHHOLD” your vote for any nominee you specify.

Directors are elected by a plurality of votes cast at the Annual Meeting. As a result, the three directors receiving the highest number of “FOR” votes will be elected as directors.

Q:	What is the voting standard on the Auditor Ratification Proposal and the ESPP Proposal?

A:	You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the Auditor Ratification Proposal and the ESPP Proposal.

The approval of each of these proposals requires the affirmative vote of a majority of the voting power of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

Abstentions will have the same effect as a vote cast “AGAINST” each of these proposals.

Q:	How does the Company’s Board of Directors recommend that I vote?

A:	The Board unanimously recommends that you vote:

•	“FOR” the election of each of the three Class I director nominees to the Board identified in this Proxy Statement;

•	“FOR” the Auditor Ratification Proposal; and

•	“FOR” the ESPP Proposal.

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Q:	What are “broker votes” and “broker non-votes?”

A:	On certain “routine” matters, Financial Institutions have discretionary authority under applicable stock exchange rules to vote their customers’ shares if their customers do not provide voting instructions. When a Financial Institution votes its customers’ shares on a routine matter without receiving voting instructions (referred to as a “broker vote”), these shares are counted both for establishing a quorum to conduct business at the Annual Meeting and in determining the number of shares voted “FOR” or “AGAINST” the routine matter. For purposes of the Annual Meeting, the Auditor Ratification Proposal is considered a “routine” matter.

Under New York Stock Exchange (“NYSE”) requirements generally applicable to Financial Institutions, (i) the Election of Directors and (ii) the ESPP Proposal are considered “non-routine” matters for which Financial Institutions do not have discretionary authority to vote their customers’ shares if their customers did not provide voting instructions. Therefore, for purposes of the Annual Meeting, if you hold your stock through an account at a Financial Institution, your Financial Institution may not vote your shares on your behalf on these proposals without receiving instructions from you. When a Financial Institution does not have the authority to vote its customers’ shares or does not exercise its authority, these situations are referred to as “broker non-votes.” Broker non-votes are only counted for establishing a quorum and will have no effect on the outcome of the vote.

We encourage you to provide voting instructions to your Financial Institution so that your shares will be voted at the Annual Meeting on all matters up for consideration.

Q:	What information is available on the internet?

A:	A copy of this Proxy Statement and our 2017 Annual Report to Stockholders is available for download free of charge at http://www.cstproxy.com/riministreet/2018.

Our website address is www.riministreet.com. We use our website as a channel of distribution for important information about us. Important information, including press releases, analyst presentations and financial information regarding Rimini Street is routinely posted on and accessible on the Investor Relations subpage of our website.

In addition, we make available on the Investor Relations subpage of our website free of charge the reports we file with the SEC (e.g., our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements on Schedule 14A, and ownership reports on Forms 3, 4 and 5). Further, copies of our Certificate of Incorporation and Bylaws, our Code of Business Conduct and Ethics, our Corporate Governance Guidelines and the charters for the Audit, Compensation and Nominating & Corporate Governance Committees of the Board are also available on the Investor Relations subpage of our website.

Information from our website is not incorporated by reference into this Proxy Statement.

Q:	What if I return my proxy card (or complete the internet voting procedures) but do not provide voting instructions?

A:	The Board has named Seth A. Ravin, our Chief Executive Officer and Chairman of the Board, and Thomas C. Shay, our Senior Vice President, Chief Information Officer and Secretary, as official proxy holders. They will vote all proxies, or record an abstention or withholding as applicable, in accordance with the instructions you provide.

IF YOU ARE A REGISTERED HOLDER AND SIGN AND RETURN YOUR PROXY CARD BUT GIVE NO DIRECTION OR COMPLETE THE INTERNET VOTING PROCEDURES BUT DO NOT SPECIFY HOW YOU WANT TO VOTE YOUR SHARES, YOUR SHARES WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE THREE CLASS I DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS; “FOR” THE AUDITOR RATIFICATION PROPOSAL; AND “FOR” THE ESPP PROPOSAL.

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Q:	Who is soliciting my vote?

A:	Our Board is soliciting your vote for matters being submitted for stockholder approval at the Annual Meeting.

Q:	Who will bear the cost for soliciting votes for the Annual Meeting?

A:	We will bear the cost of soliciting proxies. In addition to the use of mail, our directors, officers and non-officer employees may solicit proxies in person or by telephone or other means. These persons will not be compensated for the solicitation but may be reimbursed for out-of-pocket expenses. Morrow Sodali LLC has been retained by the Company to provide broker search and materials distribution services, as well as serve as the Company’s Administration Agent for the Annual Meeting for a fee of $2,500 plus distribution costs and other expenses. We have also made arrangements with certain Financial Institutions and other custodians to forward this material to the beneficial owners of our common stock, and we will reimburse them for their reasonable out-of-pocket expenses.

Q:	Who will count the votes?

A:	We have hired our Transfer Agent, Continental Stock Transfer & Trust Company, to tabulate the votes cast at the Annual Meeting and be responsible for determining whether or not a quorum is present.

Q:	Where can I find voting results of the Annual Meeting?

A:	We will announce preliminary voting results at the Annual Meeting and publish final results on a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting (a copy of which will be available on the “Investors Relations” subpage of our website).

Q:	May I propose actions for consideration at the next Annual Meeting of Stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future stockholder meetings, including director nominations, if you satisfy the applicable requirements. Please see “Other Matters” for more details.

Q:	Whom should I contact with questions about the Annual Meeting?

A:	If you have any questions about this Proxy Statement or the Annual Meeting, please contact the Rimini Street Investor Relations Department by email at IR@riministreet.com or by calling (925) 523-7636.

Q:	What if I have more than one account?

A:	Please vote proxies for all accounts so that all your shares are voted. You may be able to consolidate multiple accounts through our Transfer Agent, Continental Stock Transfer & Trust Company online at www.continentalstock.com or by calling (212) 509-4000.

Q:	Will a list of stockholders entitled to vote at the Annual Meeting be available?

A:	In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at our California Operations Center, where the Annual Meeting will be located, on June 7, 2018, and will be accessible for ten days prior to the date of the Annual Meeting between the hours of 9:00 a.m. and 5:00 p.m., Monday through Friday, at both our principal executive offices in Nevada and our California Operations Center (see the first page of this Proxy Statement for address information).

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Q:	Where and when is the Annual Meeting being held?

A:	We will hold the Annual Meeting at our California Operations Center located at 6601 Koll Center Parkway, Suite 300, Pleasanton, California 94566 on Thursday, June 7, 2018, at 12:00 p.m., Pacific Time, unless postponed or adjourned to a later date.

Q:	What are the implications of being an “Emerging Growth Company”?

A:	We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and may remain an emerging growth company until the last day of the fiscal year ending December 31, 2020. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for an emerging growth company. For so long as we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include reduced disclosure obligations regarding executive compensation. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We may take advantage of some or all these exemptions until such time as we are no longer an emerging growth company. We would cease to be an emerging growth company earlier than December 31, 2020 if we have more than $1 billion in annual revenue, we have more than $700 million in market value of our stock held by non-affiliates or we issue more than $1 billion of non-convertible debt over a three-year period. We have taken advantage of certain reduced reporting obligations in this Proxy Statement. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

7

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

The Board has nominated each of the Class I directors named below for election at the Annual Meeting. All of the nominees currently serve as directors. Each person elected will serve until the 2021 annual meeting of stockholders and until his or her successor has been elected and has qualified. Although the Board does not contemplate that any of the nominees will be unable to serve, if such a situation arises, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, proxies will be voted for such substitute nominee.

The Nominating & Corporate Governance Committee of the Board (the “Nominating Committee”) is responsible for director recruitment and recommending to the Board all director nominees. Stockholders who wish to recommend a person for consideration as a director nominee should follow the procedures described below under the heading “Stockholder Recommendation of Nominees.” The Board selected the nominees for election at the Annual Meeting upon the unanimous recommendation of the members of the Nominating Committee.

Board Composition

The following table sets forth the names, ages and positions of the members of the Board as of April 25, 2018:

Name	Age	Position(s) with the Company

Class I Director Nominees (for term through 2021)
Margaret (Peggy) Taylor(1)(2)	66	Lead Independent Director; Chair of Compensation Committee
Thomas Ashburn(1)(3)	74	Director; Chair of Nominating Committee
Jack L. Acosta(2)	71	Director; Chair of Audit Committee

Class II Directors (term continues through 2019)
Thomas Shay	52	Director; Senior Vice President, Chief Information Officer and Secretary
Robin Murray(3)	53	Director
Antonio Bonchristiano	51	Director

Class III Directors (term continues through 2020)
Seth A. Ravin	51	Chairman of the Board and Chief Executive Officer
Steve Capelli(1)(2)(3)	61	Director
Andrew Fleiss(1)(2)(3)	39	Director

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

(3)	Member of the Nominating Committee

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Class I Director Nominees – Biographical Information

Margaret (Peggy) Taylor

Ms. Taylor has served as a member of the Board since the Mergers in October 2017, and previously served on the board of directors of RSI from January 2014 until October 2017. Ms. Taylor served as President of PeopleSoft Investments, Inc., an investment management and advisory services company and subsidiary of PeopleSoft, Inc. (acquired by Oracle Corporation), from January 2000 until her retirement in January 2005, and as Senior Vice President of Corporate Operations of PeopleSoft, Inc., an enterprise software company, from January 1989 to December 1999. Since January 2005, she has served as a private investor/advisor. From January 2000 to December 2003, Ms. Taylor served as President of Nevada Pacific Development Corp., a consulting services firm. From December 1999 to December 2000, Ms. Taylor served as Chief Executive Officer of Venture Builders, LLC, a consulting company for start-up businesses. From May 1986 to October 1988, Ms. Taylor served as a Vice President Trust and Investment Management at Hibernia Bank, a financial institution. From January 1983 to October 1985, Ms. Taylor served as Vice President of Organization, Planning, and Development at Bank of California, a financial institution. Ms. Taylor has also served on the Board of Directors of numerous publicly traded corporations, including Fair Isaac Corporation, a decision analytics company, from December 1999 to February 2012. In addition, Ms. Taylor has served and continues to serve as a member of the Board of Directors of various private companies. Ms. Taylor holds a Bachelor of Arts degree in Communications and Psychology from Lone Mountain College of California. Ms. Taylor has also completed the Corporate Governance Program at Stanford Business School and the Compensation Committees Program at Harvard Business School.

Director Qualifications. We believe Ms. Taylor is qualified to serve as a member of our Board because of her extensive experience in the enterprise software industry and serving on boards of directors of various technology companies.

Jack L. Acosta

Mr. Acosta has served as a member of the Board since the Mergers in October 2017, and previously served on the board of directors of RSI from October 2013 until October 2017. Mr. Acosta served as Chief Financial Officer and Vice President, Finance of Portal Software, a software company acquired by Oracle Corporation, from February 1999 until his retirement in September 2001. Since September 2001, he has served as a private investor/advisor. In addition, Mr. Acosta served as Secretary of Portal Software from February 1999 to April 1999. From July 1996 to January 1999, Mr. Acosta served as Executive Vice President and Chief Financial Officer of Sybase, Inc., a database company acquired by SAP AG. Mr. Acosta serves on the Board of Directors of Five9, Inc., a provider of cloud software for contact centers. From March 2004 to July 2009, Mr. Acosta served on the Board of Directors of SumTotal Systems, Inc., a provider of learning, performance, and compensation management software and services. Mr. Acosta has served and continues to serve as a member of various private company boards of directors. Mr. Acosta holds a Bachelor of Science in Industrial Relations from California State University, East Bay, a Masters of Science in Management Sciences from California State University, East Bay and an Honorary Doctor of Humane Letters degree from California State University, East Bay.

Director Qualifications. We believe Mr. Acosta is qualified to serve as a member of our Board because of his extensive experience in the enterprise software industry and serving on the boards of directors of various technology companies.

Thomas Ashburn

Mr. Ashburn has served as a member of the Board since the Mergers in October 2017, and previously served on the board of directors of RSI from January 2014 until October 2017. Mr. Ashburn served in various management positions at BEA Systems, Inc., an enterprise infrastructure software company acquired by Oracle Corporation, from February 2002 until his retirement in 2007, including President, Worldwide Field Organization, from May 2006 to 2007, Executive Vice President, Worldwide Field Organization, from August 2004 to May 2006, and Executive Vice President, Worldwide Services, from February 2002 to August 2004. Mr. Ashburn served as an advisor to BEA Systems, Inc. for Worldwide Services from August 2001 to February 2002. Prior to his service with BEA Systems, Inc., Mr. Ashburn served in various management positions at Hewlett-Packard Company, a multinational information technology company, including most recently as Vice President and General Manager, Hewlett-Packard Services, from 1998 to February 2001. Since 2007, Mr. Ashburn has served as a private investor/advisor. Mr. Ashburn has also served and continues to serve as a member of various private company boards of directors. Mr. Ashburn holds a Bachelor of Science in Industrial Technology from California State University, Long Beach.

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Director Qualifications. We believe Mr. Ashburn is qualified to serve as a member of our Board because of his extensive experience in the enterprise software industry and serving on boards of directors of various technology companies.

Class II Directors – Biographical Information

Thomas Shay

Mr. Shay co-founded our company, has served as a member of the Board since the Mergers in October 2017, and previously served on the board of directors of RSI from September 2005 until October 2017. Mr. Shay has served as our (and prior to October 2017, RSI’s) Senior Vice President and Chief Information Officer since August 2012, Executive Vice President, Operations from October 2006 to August 2012, and Chief Technology Officer from January 2006 to October 2006. Mr. Shay has served as our (and prior to October 2017, RSI’s) Secretary since August 2006. From July 1989 to November 2004, Mr. Shay served in various roles at Sun Microsystems, Inc., a software and information technology company acquired by Oracle Corporation, most recently as Field Application Engineering Manager, Asia Pacific where he oversaw multiple engineering teams across Japan, China, Taiwan, Korea and Singapore. Mr. Shay holds a Bachelor of Science in Electrical Engineering from UCLA, and a Masters of Engineering in Electrical and Computer Engineering from Cornell University.

Director Qualifications. We believe Mr. Shay is qualified to serve as a member of our Board because of the perspective and experience he brings as our Chief Information Officer and a longstanding member of the Board. We also value his deep understanding of our business as it has evolved over time and his strong background in enterprise software maintenance and support.

Robin Murray

Mr. Murray has served as a member of the Board since the Mergers in October 2017, and previously served on the board of directors of RSI from June 2009 until October 2017. Mr. Murray is a partner at Adams Street Partners, LLC, a global venture capital firm and affiliate of the Company, which he joined in 2008. From 2001 to 2008, Mr. Murray served as a partner at 3i Ventures Corporation, a private equity and venture capital firm, where he led the Menlo Park, California office. From 1997 to 2001, Mr. Murray served as Chief Financial Officer of both iPIN Corporation, an electronic payment technology company acquired by Intel Corporation, and Ubicoms Ltd, a company acquired by The Hackett Group. From 1988 to 1995, Mr. Murray served in various roles in the London offices of J Sainsbury plc and Ernst & Young. Mr. Murray qualified as a Chartered Accountant with the Institute of Chartered Accountants of England & Wales. He holds a Bachelor of Science in Chemistry from Bristol University, England and a Masters of Business Administration from Stanford University Graduate School of Business.

Director Qualifications. We believe Mr. Murray is qualified to serve as a member of our Board because of his substantial corporate finance, business strategy and corporate development expertise gained from his significant experience in the venture capital industry analyzing, investing in and serving on the boards of directors of various private technology companies. We also value his perspective as a representative of one of our largest stockholders.

Antonio Bonchristiano

Mr. Bonchristiano has served as a member of the Board since the Mergers in October 2017, and previously served on the board of directors of GPIA from March 2015 until October 2017. He served as the Chief Executive Officer and Chief Financial Officer of GPIA from March 2015 until October 2017. He is a member of the Board and Chief Executive Officer of GP Investments, Ltd., a global private equity firm and affiliate of the Company, which he joined in 1993. He has served as a Managing Director of GP Investments since 1995. Prior to joining GP Investments, Mr. Bonchristiano was a Partner at Johnston Associates Inc., a finance consultancy based in London, and worked for Salomon Brothers Inc., an investment bank, in London and New York. Currently, he serves as a member of the Board of Directors of AMBEV, GP Advisors, and SPICE. Mr. Bonchristiano is also on the boards of several non-profit organizations, including: Fundacao Bienal and Fundacao Estudar in Sao Paulo, Brazil and John Carter Brown Library in Providence, Rhode Island. Previously, he served as a member of the boards of directors of several companies including BHG, Estacio, BR Properties, ALL, CEMAR, Gafisa, Submarino, Equatorial, BR Malls, Tempo and Magnesita Refratarios. He was also previously the Chief Financial Officer of SuperMar Supermercados and Founder and Chief Executive Officer of Submarino. Mr. Bonchristiano holds a Bachelor of Arts degree in Politics, Philosophy, and Economics from the University of Oxford.

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Director Qualifications. We believe Mr. Bonchristiano is qualified to serve as a member of our Board due to his extensive experience in private equity, numerous directorship roles and financial expertise. We also value his perspective as a representative of one of our largest stockholders.

Class III Directors – Biographical Information

Seth A. Ravin

Mr. Ravin founded Rimini Street and has served as our (and prior to October 2017, RSI’s) Chief Executive Officer, Chairman of the Board and a director since September 2005 and also served as President from September 2005 to January 2011. Prior to joining us, Mr. Ravin served in various executive roles at TomorrowNow, Inc. from May 2002 to April 2005, most recently as President and a board director. TomorrowNow, Inc. was a supplier of software maintenance and support services for Oracle’s PeopleSoft and J.D. Edwards applications, and was acquired in January 2005 as a wholly-owned subsidiary of SAP America, Inc. From April 2000 to March 2001, Mr. Ravin served as Vice President of Inside Sales for Saba Software, Inc., a provider of e-Learning and human resource management software. From April 1996 to April 2000, Mr. Ravin served in various management roles at PeopleSoft, Inc., an enterprise software company acquired by Oracle, most recently as a Vice President of the Customer Sales Division. Mr. Ravin holds a Bachelor of Science in Business Administration from the University of Southern California.

Director Qualifications. We believe Mr. Ravin is qualified to serve as a member of our Board because of the perspective and experience he brings as Rimini Street’s Chief Executive Officer. We also value his deep understanding of Rimini Street’s business as it has evolved over time and his extensive senior management expertise in the software maintenance and support services industry.

Steve Capelli

Mr. Capelli has served as a member of the Board since the Mergers in October 2017, and previously served on the board of directors of RSI from January 2014 until October 2017. Mr. Capelli is the Chief Financial Officer of Blackberry Limited, an enterprise software and services company, a position he has held since October 2016, and has served as Blackberry Limited’s Chief Operating Officer since March 2018. Previously, Mr. Capelli served in various management positions at Sybase, Inc., an enterprise software and services company acquired by SAP, from December 1997 to April 2012, most recently as President, Worldwide Field Operations, from August 2006 to April 2012. Mr. Capelli served as a private investor/advisor from April 2012 until joining Blackberry Limited in October 2016. From August 1992 to December 1997, Mr. Capelli served in various management positions at Siemens-Pyramid, a subsidiary of Siemens Nixdorf, a computer and electronics company, including as Chief Financial Officer, Vice President of InterContinental Sales, and Director of Field Operations. From January 2005 to November 2005, Mr. Capelli served on the Board of Directors of Apropos Technology, Inc., a publicly traded business communication software firm. In addition, Mr. Capelli serves as a member of the Board of Directors of various private companies. Mr. Capelli holds a Bachelor of Science in Accounting from The College of New Jersey and a Masters of Business Administration from Rutgers University.

Director Qualifications. We believe Mr. Capelli is qualified to serve as a member of our Board because of his extensive experience in the enterprise software industry and serving on boards of directors of various technology companies.

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Andrew Fleiss

Mr. Fleiss has served as a member of the Board since the Mergers in October 2017. He is a Managing Director of GP Investments, Ltd., a global private equity firm and affiliate of the company, which he joined in 2015, and has 19 years of experience in principal investments and investment banking. Prior to the Mergers, he primarily focused on identifying a suitable investment opportunity for GPIA and led the team structuring a transaction with and performing due diligence on the Company. Prior to joining GP Investments, Mr. Fleiss worked as a Principal at Liberty Partners, a private equity firm focused on control investments in manufacturing, services, healthcare and education companies, from September 2003 to June 2015. Prior to joining Liberty Partners, Mr. Fleiss worked from July 2000 to June 3003 as an Associate in the investment banking division of UBS Warburg focused on equity and debt financings, and mergers and acquisitions, for healthcare companies. Mr. Fleiss holds a Bachelor of Science degree in Psychology from Amherst College.

Director Qualifications. We believe Mr. Fleiss is qualified to serve as a member of our Board because of his extensive experience in private equity and investment banking and his lead role in structuring the transaction between the Company and GPIA.

Director Nomination Process

Criteria and Diversity

Per our Corporate Governance Guidelines and the Charter for the Nominating Committee, the Nominating Committee determines, as appropriate, the desired qualifications, qualities, skills, and other expertise required to be a director and recommends to the full Board criteria to be considered in selecting director nominees, including character, judgment, diversity, age, expertise, corporate experience, length of service and other commitments.

The Nominating Committee reviews on an annual basis, in the context of recommending a slate of directors for stockholder approval, the composition of the Board. In determining whether to recommend a director for re-election, the Nominating Committee considers the director’s character and integrity, past attendance at meetings, participation in and contributions to the activities of the Board and the Company, and ability to contribute to the diversity of experience and perspectives on the Board. The Nominating Committee assesses its effectiveness in in this regard as part of its annual review of Board composition.

Stockholder Recommendations of Nominees

Per our Corporate Governance Guidelines, it is the policy of the Board that the Nominating Committee consider recommendations for candidates to the Board from stockholders. Stockholders may recommend director nominees for consideration by the Nominating Committee by writing to the Secretary of the Company at the address listed on the first page of this Proxy Statement and providing the information required in our Bylaws. Following verification of the stockholder status of the person submitting the recommendation, all properly submitted recommendations will be promptly brought to the attention of the Nominating Committee. The Nominating Committee does not formally distinguish between candidates recommended by stockholders and candidates recommended by other directors, management and others (including third-party search firms, which the Nominating Committee may retain from time to time). Stockholders who desire to nominate persons directly for election to the Board at the Company’s annual meeting of stockholders must meet the deadlines and other requirements set forth in our Bylaws.

Board of Directors Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE CLASS I DIRECTOR NOMINEES IDENTIFIED ABOVE.

Vote Required

Directors are elected by a plurality of the votes cast at the Annual Meeting.

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CORPORATE GOVERNANCE MATTERS

Board Structure

Our business affairs are managed under the direction of the Board. Our Board of Directors consists of nine members, six of whom qualify as independent within the meaning of the independent director guidelines of the Nasdaq Global Market. Messrs. Ravin, Shay and Bonchristiano are not considered independent. For additional information, please see the disclosure under the heading “Board Determination of Independence” below.

Per our Certificate of Incorporation, the Board is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:

•	the Class I directors (who are nominated for reelection at the Annual Meeting) are Margaret Taylor, Thomas Ashburn and Jack Acosta, and their current terms will expire at the Annual Meeting if they are not reelected;

•	the Class II directors are Thomas Shay, Robin Murray and Antonio Bonchristiano, and their terms will expire at the 2019 annual meeting of stockholders; and

•	the Class III directors are Seth Ravin, Steve Capelli and Andrew Fleiss, and their terms will expire at the 2020 annual meeting of stockholders.

Our Certificate of Incorporation and Bylaws provide that the number of directors, which is currently fixed at nine members, may be increased or decreased from time to time by a resolution of the Board. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. Any increase or decrease in the number of directors generally will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the Board may have the effect of delaying or preventing changes in control of the Company.

There are no family relationships among any of our directors, director nominees or executive officers.

Certain Understandings Regarding the Appointment of Messrs. Bonchristiano and Fleiss to the Board of Directors

Upon consummation of the Mergers, RSI appointed seven of the nine members of the Board, and in accordance with the terms of the Merger Agreement, Messrs. Fleiss and Bonchristiano (the “GPIA Designated Directors”) were appointed as members of the Board by GPIC Ltd., a Bermuda company and an affiliate (the “GP Sponsor”) of GPIA’s ultimate parent entity, GP Investments, Ltd. Also, in accordance with the terms of the Merger Agreement, Mr. Bonchristiano was designated a Class II director, and Mr. Fleiss was designated a Class III director. The Merger Agreement also provides that if any GPIA Designated Director ceases to be a member of the Board for any reason prior to the expiration of such GPIA Designated Director’s initial term, as described above, then the GP Sponsor shall designate a replacement, and the Board shall appoint such designee, to serve as a GPIA Designated Director (or a successor of the GPIA Designated Director as described above) for the remainder of such initial term. The Merger Agreement also provides that, until the 2020 annual meeting of stockholders, at least one GPIA Designated Director will serve on each committee of the Board.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines outlining the corporate governance policies pursuant to which the Board oversees the business and strategy of the Company, addressing items such as the qualifications and responsibilities of our directors and director candidates and the specific oversight responsibilities of the Board. You can find a copy of our Corporate Governance Guidelines on the “Investor Relations” subpage of our website.

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Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The purpose of the Code of Business Conduct and Ethics is to promote ethical conduct and deter wrongdoing. The policies outlined in the Code of Business Conduct and Ethics are designed to ensure that our employees, including our executive officers and members of the Board, act in accordance with not only the letter but also the spirit of the laws and regulations that apply to our business.

You can find a copy of our Code of Business Conduct and Ethics on the “Investor Relations” subpage of our website.

We will post amendments to or waivers from our Code of Business Conduct and Ethics with respect to directors and executive officers on the same website.

Board Leadership Structure

Our Corporate Governance Guidelines provide that at any time when the Chairman of the Board is not an independent director, the Board shall elect a “Lead Independent Director” in order to facilitate communications between Company management and non-employee directors. Because the Chairman of the Board, Mr. Ravin, also serves as our Chief Executive Officer, the Board has appointed Margaret (Peggy) Taylor to serve as its Lead Independent Director. As Lead Independent Director, Ms. Taylor communicates with our Chief Executive Officer and Chairman of the Board regarding feedback from executive sessions of the non-employee and/or independent directors, for which she is responsible for scheduling, preparing the agendas and chairing. She also serves as a liaison between members of our executive management and our non-employee and/or independent directors, disseminating information to the rest of the Board in a timely manner and raising issues with management on behalf of the non-employee and/or independent directors when appropriate.

As Chairman of the Board, Mr. Ravin is directly responsible for Board management, in particular by chairing Board meetings, providing input on the agendas for Board and Board committee meetings, evaluating the membership and chairs for Board committees and the effectiveness of the committees, and encouraging the Company’s non-employee and/or independent directors to meet regularly without management present.

The Board believes that this structure currently is appropriate for the Company as it permits our Chief Executive Officer to speak for and lead the Company and Board while also providing for effective oversight and independent leadership by an independent director.

Board Determination of Independence

Our Board has reviewed and analyzed the independence of each director, including each of the three Class I director nominees. The purpose of the review was to consider whether any particular relationships or transactions involving directors or their affiliates or immediate family members (i) were inconsistent with a determination that a particular director is independent for purposes of serving on the Board of Directors and its committees or (ii) could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. During this review, the Board of Directors examined whether there were any transactions and/or relationships between directors or their affiliates or immediate family members and the Company and the substance of any such transactions or relationships. They also specifically considered each of the transactions identified under the heading “Related Person Transactions” below.

The Company’s common stock is listed on the Nasdaq Global Market. Under Nasdaq listing standards, independent directors must comprise a majority of a listed company’s Board of Directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s Audit, Compensation and Nominating Committees be independent. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). Compensation Committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act.

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In order to be considered independent for purposes of Rule 10A-3 and Rule 10C-1, a member of an Audit Committee or Compensation Committee of a listed company generally may not, other than in his or her capacity as a member of the committee, the Board of Directors, or any other Board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Following its most recent independence review, which was conducted in connection with the preparation of this Proxy Statement, the Board determined that Messrs. Acosta, Ashburn, Capelli, Murray and Fleiss and Ms. Taylor, representing six of the Company’s nine directors and all of the members of the Audit, Compensation and Nominating committees, are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing standards of the Nasdaq Global Market.

Board of Director Meetings and Attendance; Annual Meeting Attendance

The Board holds regularly scheduled, in-person board meetings quarterly, and typically each Board committee meets separately in connection with these meetings. The Board and each committee hold telephonic meetings in-between in-person meetings as needed. The Board, which was constituted immediately following the Mergers in October 2017, held two meetings in 2017; the Audit Committee held four meetings; the Compensation Committee held one meeting; and the Nominating Committee held one meeting. Each director attended at least 75% of the total number of Board meetings and meetings of the Committees on which he or she served during the period the director was on the Board or Committee in 2017.

Per our Corporate Governance Guidelines, the Company encourages, but does not require, directors to attend annual stockholders’ meetings. The 2018 Annual Meeting is our first annual meeting of stockholders following the Mergers, and, as a result of the Mergers, neither RSI nor GPIA held an annual meeting of stockholders in 2017.

Stockholder Communications

While the Board believes that management speaks for the Company, the Board acknowledges that individual Board members may, from time to time, communicate with various constituencies that are involved with the Company, but it is expected that Board members would do this with the knowledge of management and, in most cases, only at the request of management. Stockholders who wish to communicate directly with our non-management directors can follow the procedures outlined in our “Policies and Procedures for Stockholder Communications to Independent Directors” (our “Stockholder Communications Policy”), a copy of which appears on the “Investor Relations” subpage of our website (see the first page of this Proxy Statement).

In accordance with our Stockholder Communications Policy, our General Counsel (or another member of the Legal Department designated by the General Counsel) reviews all incoming stockholder communications and, if appropriate (i.e., the communication is not part of a mass mailing, a product complaint or inquiry, job inquiry or business solicitation and is not patently offensive or otherwise inappropriate material), routes such communications to the appropriate member(s) of the Board or, if none is specified, to the Chairman of the Board. The Legal Department reviewer may decide in the exercise of his or her judgment whether a response to any stockholder communication is necessary. The General Counsel provides a report to the Nominating Committee on a quarterly basis of any stockholder communications received to which a member of the Legal Department has responded.

Our Stockholder Communications Policy is administered by the Nominating Committee. This procedure does not apply to (a) communications to non-management directors from officers or directors of the Company who are also stockholders, or (b) stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

Committees of the Board of Directors

Under our Bylaws, the Board has the authority to appoint committees, and, accordingly, has appointed an Audit Committee, a Compensation Committee, and a Nominating & Corporate Governance Committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by the Board.

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Audit Committee

The Audit Committee is comprised of Messrs. Acosta (Chair), Capelli and Fleiss and Ms. Taylor. Our Board has determined that each of the members of the Audit Committee satisfies the requirements for independence and financial literacy under the rules of the Nasdaq Global Market and the SEC and has further determined that Mr. Acosta qualifies as an “Audit Committee financial expert” as defined by applicable SEC rulemaking and satisfies the financial sophistication requirements of the Nasdaq Global Market. The Audit Committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm;

•	supervising and evaluating the performance and independence of our independent registered public accounting firm;

•	approving the audit and audit fees and pre-approving any non-audit services to be performed by our independent registered public accounting firm;

•	reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;

•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, the quarterly reviews of our financial statements, and our publicly filed reports;

•	preparing the Audit Committee Report that the SEC requires in our annual proxy statement;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

•	reviewing and discussing with management and the independent registered public accounting firm, the overall adequacy and effectiveness of our legal, regulatory and ethical compliance programs;

•	overseeing the internal audit function;

•	reviewing and discussing with management reports regarding compliance with applicable laws, regulations and internal compliance programs;

•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls or audit matters, including the confidential, anonymous submission (and the appropriate treatment of) concerns submitted by Company employees (e.g., via the Company’s Whistleblower Hotlines) regarding accounting or auditing matters that they believe to be questionable or to be violations of the Company’s Code of Business Conduct and Ethics, the U.S. federal securities laws (or similar state and federal laws) or the Company’s Anti-Corruption Policy (including the Foreign Corrupt Practices Act and similar laws); and

•	reviewing and overseeing any related person transactions.

You can find a copy of the Audit Committee’s Charter on the “Investor Relations” subpage of our website.

Compensation Committee

The Compensation Committee is comprised of Ms. Taylor (Chair) and Messrs. Ashburn, Capelli and Fleiss. Our Board has determined that each member of the Compensation Committee meets the requirements for independence under the rules of the Nasdaq Global Market and applicable SEC rules and regulations, as well as Section 162(m) of the Internal Revenue Code. The Compensation Committee is responsible for, among other things:

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•	reviewing and approving our Chief Executive Officer’s and, in consultation with our Chief Executive Officer, other executive officers’ annual base salaries, incentive compensation plans, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements, change in control agreements, and any other benefits, compensation or arrangements;

•	administering our equity compensation plans;

•	overseeing our overall compensation philosophy, compensation plans, and benefits programs; and

•	reviewing and evaluating director compensation.

Subject to compliance with applicable laws and regulations, the Compensation Committee may delegate its authority to one or more subcommittees.

The Compensation Committee has the authority to engage advisors, such as compensation consultants, to assist it in carrying out its responsibilities. In connection with any such engagement, the Compensation Committee assesses the advisor’s independence in accordance with SEC and Nasdaq rules. In 2017, the Compensation Committee engaged Willis Towers Watson to provide advice on the design and amount of executive and director compensation and the grant date valuation of awards issued under our equity plans prior to the consummation of the Mergers.

You can find a copy of the Compensation Committee’s Charter on the “Investor Relations” subpage of our website.

Nominating & Corporate Governance Committee

The Nominating Committee is comprised of Messrs. Ashburn (Chair), Capelli, Fleiss and Murray. Our Board has determined that each member of the Nominating Committee meets the requirements for independence under the rules of the Nasdaq Global Market. The Nominating Committee is responsible for, among other things:

•	evaluating and making recommendations regarding the composition, organization, and governance of the Board and its committees;

•	evaluating and making recommendations regarding the creation of additional committees, a change in mandate of our committees and dissolution of our committees;

•	reviewing and making recommendations with regard to our Corporate Governance Guidelines; and

•	reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the Audit Committee.

You can find a copy of the Nominating Committee’s Charter on the “Investor Relations” subpage of our website.

The Board’s Role in Risk Oversight

Risk management is primarily the responsibility of our Company’s senior management team, while the Board is responsible for the overall supervision and oversight of our Company’s risk management activities.

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The Board’s oversight of the material risks faced by the Company occurs at both the full Board level and at the committee level. For example, the Audit Committee has oversight responsibility not only for financial reporting with respect to the Company’s major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process that monitors key business risks (including cybersecurity) facing the Company. Specifically, as stated in its Charter, one of the responsibilities of the Audit Committee is to “review and discuss with management and the independent auditor the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s guidelines and policies with respect to risk assessment and risk management pertaining to financial, accounting, investment and tax matters.” In connection with its risk oversight role, at each of its quarterly, in-person meetings, the Audit Committee also meets privately in separate executive sessions with representatives from the Company’s independent registered public accounting firm (without any members of Company management present) and with the Company’s Senior Director of Internal Audit and Compliance Frameworks (without other members of Company management present). Per its Charter, the mission of the Internal Audit Department is to assist the Company in accomplishing its objectives by bringing a “systematic and disciplined approach to evaluate and improve the effectiveness of the organization’s risk management, control, and governance processes.” Finally, the Audit Committee also receives quarterly reports regarding the Company’s testing and controls implemented in compliance with the requirements of the Sarbanes-Oxley Act of 2002 and quarterly updates from the Company’s General Counsel on legal matters that may have a material impact on the Company’s financial statements or compliance procedures that pertain to financial, accounting or tax matters of the Company.

In addition, as stated in its Charter, one of the responsibilities of the Compensation Committee is to “review and discuss with management the risks arising from the Company’s compensation policies and practices for all employees that are reasonably likely to have a material adverse effect on the Company.”

Further, the Company’s General Counsel reports in person to the full Board on at least a quarterly basis to keep the directors informed concerning legal risks, ongoing litigation and other legal matters involving the Company and the Company’s legal risk mitigation efforts. Finally, at each Board meeting, our Chief Executive Officer meets with the other directors in executive session to address operational and strategic matters, including areas of risk and opportunity that require Board attention. Further, on no less than an annual basis, the full Board reviews in detail the Company’s short- and long-term strategies, including consideration of risks facing the Company.

By its nature, risk oversight is an evolving process requiring the Company to continually look for opportunities to further embed systematic enterprise risk management into ongoing business processes across the organization. The Board actively encourages management to continue to review and improve its methods of assessing and mitigating risk.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board) or as a director of any entity that has one or more executive officers serving on the Board or the Compensation Committee.

Policies and Procedures for Related Person Transactions

The Company has adopted a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our capital stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with us without the approval of the Audit Committee, subject to the exceptions described below. In approving or rejecting any such proposal, the Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Audit Committee has determined that certain transactions will not require Audit Committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a director, non-executive employee or beneficial owner of less than 10% of that company’s outstanding capital stock, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.

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Related Person Transactions

•	Upon consummation of the Merger Agreement with GPIA, we assumed an outstanding loan payable to the GP Sponsor with a face amount of approximately $3.0 million. This loan is non-interest bearing and is not due and payable until the outstanding principal balance under our amended credit facility is less than $95.0 million.

•	As of December 31, 2017, entities affiliated with Adams Street Partners LLP and its affiliates, (“ASP”) owned approximately 39.2% of our issued and outstanding shares of common stock. Robin Murray is a partner with Adams Streets Partners and a member of the Board. Additionally, an ASP affiliate owns a $10.0 million indirect interest in our amended credit facility and provided a guarantee in exchange for warrants that were issued in 2014, which guarantee expired in November 2017. For the year ended December 31, 2017, we invoiced two ASP portfolio companies for software support services for an aggregate of $2.5 million.

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EXECUTIVE COMPENSATION

Our named executive officers (our “Named Executive Officers”) for 2017, which consist of the person who served as our principal executive officer during 2017 and the next two most highly compensated executive officers who were serving as executive officers as of December 31, 2017, are as follows:

•	Seth A. Ravin, our Chief Executive Officer and Chairman of the Board;

•	Thomas Sabol, our Senior Vice President and Chief Financial Officer; and

•	David Rowe, our Senior Vice President and Chief Marketing Officer.

Summary Compensation Table

The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to, earned by, and paid to our Named Executive Officers.

Name and Position	Year	Salary		Bonus		Stock Awards	Option Awards(3)		Non-Equity Incentive Plan Compensation(6)	All Other Compensation		Total

Seth A. Ravin, Chief Executive Officer	2017	$300,000		$-		$-	$-		$186,600	$49,351	(7)	$535,951
and Chairman of the Board	2016	300,000		-		-	-		313,950	134,069		748,019

Thomas Sabol, Senior Vice President	2017	$308,333	(1)	$100,000	(2)	$-	$646,194	(4)	$68,565	$1,718	(8)	$1,124,810
and Chief Financial Officer	2016	28,461		-		-	-		9,147	38		37,646

David Rowe, Senior Vice President	2017	$250,000		$-		$-	$586,418	(5)	$93,300	$10,468	(9)	$940,186
and Chief Marketing Officer	2016	250,000		-		-			156,976	10,450		417,426

(1)	As discussed below under “Executive Employment Agreements,” the Compensation Committee approved an increase in Mr. Sabol’s base salary from $300,000 to $350,000, effective November 1, 2017, resulting in a pro-rated salary paid for 2017 of $308,333.

(2)	This amount represents a one-time discretionary bonus that was awarded to Mr. Sabol by the Compensation Committee in October 2017 in recognition of his individual contributions towards the consummation of the Mergers and the resulting listing of the Company’s common stock on the Nasdaq Global Market. The amount awarded is payable in monthly installments of $10,000 commencing in November 2017, whereby $20,000 was paid in 2017 and the remaining $80,000 is payable in 2018. Under the terms of his offer letter agreement (described below under “Executive Employment Agreements”), Mr. Sabol was eligible to receive a one-time bonus in the amount of $100,000 upon the listing of the Company’s common stock on the Nasdaq or the NYSE; the Compensation Committee chose to honor this obligation even though Mr. Sabol’s offer letter agreement specified that such listing must occur by April 1, 2017.

(3)	The aggregate grant date fair value for stock option awards was computed in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation, of the Financial Accounting Standards Board (“FASB”). A discussion of all assumptions made in the valuation of the awards is in Note 7, Stock Options, to our consolidated financial statements for the year ended December 31, 2017, included in our Annual Report on Form 10-K filed with the SEC on March 15, 2018. For purposes of this table, the entire fair value of awards are reflected in the year of grant, whereas under FASB ASC 718, the fair value of awards is recognized in our consolidated financial statements over the vesting period.

(4)	In June 2017, we granted to Mr. Sabol a stock option for 239,412 shares of common stock vesting in one-third increments on each of November 28, 2017, 2018 and 2019, provided that Mr. Sabol remains continuously employed by the Company through the applicable vesting dates. As determined in accordance with FASB ASC 718, the grant date fair value of the award is approximately $2.70 per share.

(5)	In June 2017, we granted to Mr. Rowe a stock option for 239,412 shares that vested 100% on January 1, 2018. As determined in accordance with FASB ASC 718, the grant date fair value of the award is approximately $2.45 per share.

(6)	Represents amounts earned under our Bonus Program as discussed below under “Non-Equity Incentive Plan Compensation.”

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(7)	For 2017, All Other Compensation for Mr. Ravin is primarily comprised of rental payments of $36,796 for an apartment near our California Operations Center in Pleasanton, California, as well as certain health expenses incurred on business trips and trial-related expenses. Mr. Ravin maintains his primary residence near our corporate headquarters in Las Vegas, Nevada.

(8)	All Other Compensation for Mr. Sabol is primarily comprised of a $1,250 matching 401(k) plan contribution in 2017.

(9)	All Other Compensation for Mr. Rowe is primarily comprised of a $10,000 matching 401(k) plan contribution in 2017.

Non-Equity Incentive Plan Compensation

Our Named Executive Officers are eligible for quarterly incentive compensation payments under our performance-based Company Bonus Program that are based upon both (x) the Company’s achievement (expressed as a percentage) of pre-determined financial or operational goals for the quarter, subject to adjustment (upward or downward) based upon the achievement (also expressed as a percentage) of pre-determined Company-wide client satisfaction goals for that quarter (the “quarterly Company performance factors”) and (y) the individual employee’s achievement of pre-determined individual goals and objectives for the quarter as well as their overall contributions to the Company’s success (expressed as a percentage), generally determined at the discretion of their manager (the “quarterly individual performance factor”).

The quarterly performance bonus is calculated following the end of each fiscal quarter by multiplying the individual’s quarterly target incentive amount by (i) the percentage achievement of the quarterly Company performance factors and (ii) the percentage achievement of the quarterly individual performance factor. Seventy-five percent of this amount is paid by the end of the following fiscal quarter and, for retention purposes, the remaining 25% is deferred and paid out following the end of the fiscal year, subject to the employee’s continuous employment with the Company through year-end.

In 2017, the quarterly Company performance factors and relative weighting were: (i) aggregate client invoicing (80%), (ii) aggregate expenses (20%), and (iii) client satisfaction compared to plan (acted as an approximate +/- 1% modifier).

As noted above, the quarterly individual performance factor is generally tied to an employee’s achievement of individual goals and objectives for the quarter and the individual’s overall contribution to our success. In 2017, because their individual performance is so integrally tied to Company-level performance, the quarterly individual performance factors for each of our Named Executive Officers were tied to the Company’s overall performance, subject to additional adjustment in the discretion of Compensation Committee (taking into account the recommendations of the Chief Executive Officer). As identified in the table above under the column heading “Non-Equity Incentive Plan Compensation,” the total quarterly bonus payments earned by Messrs. Ravin, Sabol and Rowe in 2017 represented 62% of their respective total targeted quarterly bonus incentive compensation for fiscal year 2017.

Employment Agreements and Potential Payments upon Termination or Change in Control

Executive Employment Agreements

Seth A. Ravin

We entered into an employment agreement on May 1, 2009, with Seth A. Ravin, our Chief Executive Officer. The employment agreement was amended in June 2013, September 2013 and January 2017. The employment agreement has no specific term and provides for at-will employment. Mr. Ravin’s current annual base salary is $300,000, and he is eligible for annual target bonus equal to the greater of $300,000 or his then-current annual base salary, with 75% of such target bonus earned and paid on a quarterly basis and 25% of such target bonus earned and paid on an annual basis, in each case, subject to achievement of performance metrics.

If Mr. Ravin’s employment is terminated either by us other than for “cause” (as defined below), death, or disability or by him for “good reason” (as defined below), then, in each case, he receives: (i) 100% acceleration of all outstanding unvested equity awards issued under any equity incentive plan approved by the Board; (ii) continued payments of his then-current annual base salary and target bonus for 24 months; and (iii) COBRA reimbursements for him and his covered dependents for up to 24 months generally.

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If Mr. Ravin’s employment is terminated within 24 months following a “change of control” (as defined below) either by us other than for “cause” (as defined below), death, or disability or by him for “good reason” (as defined below), then, in each case, he receives: (i) 100% acceleration of all outstanding unvested equity awards issued under any equity incentive plan approved by the Board; (ii) a lump sum payment of two times his then-current annual base salary and annual target bonus; and (iii) COBRA premiums for him and his covered dependents for 24 months generally.

Severance benefits in all cases are subject to Mr. Ravin executing and not revoking a release of claims and to his resignation from all of his employment with us.

For purposes of the employment agreement with Mr. Ravin, “cause” means generally:

•	his failure to perform the duties and responsibilities of his position after he has been provided a written demand for performance and a cure period of 30 days;

•	any act of gross negligence or willful misconduct taken by him in connection with his employment, and in the case of gross negligence such act had a material adverse effect on our business or reputation;

•	any act of dishonesty or moral turpitude constituting fraud or embezzlement or otherwise adversely affecting our business or reputation;

•	his conviction of, or plea of nolo contendere to, a felony (other than minor traffic-related offenses);

•	his indictment for a criminal violation of state or federal securities law; or

•	any breach by him of any covenants set forth in the employment agreement which is not cured within 15 days of receipt of a written notice of breach.

For purposes of the employment agreement with Mr. Ravin, “good reason” means generally a resignation within 90 days following the expiration of the cure period (described below) following the occurrence of any of the following without his express written consent:

•	a material reduction of his duties, authority or responsibilities;

•	a material reduction in his base compensation other than pursuant to a reduction that also is applied to substantially all of our other executives;

•	a material change in geographic location at which he must perform services (in other words, a change in geographic location of more than 50 miles); or

•	any material breach by us of the employment agreement.

Mr. Ravin must provide notice of the facts constituting the grounds for good reason within 90 days of the event he believes constitutes “good reason” and a reasonable cure period of not less than 30 days.

For purposes of the employment agreement with Mr. Ravin, “change of control” means generally:

•	a change in our ownership, which is deemed to occur on the date that any one person, or more than one person acting as a group, acquires ownership of our stock that, together with the stock held by such person, constitutes more than 50% of our total voting power, except for a financing transaction approved by our board;

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•	a change in our effective control, which is deemed to occur on the date that a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of the Board prior to the date of appointment or election; or

•	a change in the ownership of a substantial portion of our assets, which is deemed to occur on the date that any person, or more than one person acting as a group, acquires assets from us that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions.

Thomas Sabol

We entered into an offer letter agreement on November 10, 2016 with Mr. Sabol, our Senior Vice President and Chief Financial Officer. The offer letter agreement has no specific term and provides for at-will employment. Per the terms of his offer letter agreement, Mr. Sabol’s initial base salary was $300,000, and he was eligible for annual total target incentive payments of up to $100,000, payable in accordance with the terms of the Company’s Bonus Program, as described under the heading “Non-Equity Incentive Plan Compensation,” above.

Effective November 1, 2017, consistent with provisions in his offer letter meant to incentivize and compensate him upon the completion of a going public transaction resulting in the listing of the Company’s common stock on the Nasdaq or NYSE, the Compensation Committee approved an increase in Mr. Sabol’s base salary to $350,000 and an increase in his total target annual bonus to $150,000.

Per the terms of his offer letter agreement, notwithstanding any provision in the Company’s current equity plan or any other document to the contrary, if prior to the third anniversary of Mr. Sabol’s November 26, 2016 start date (i) a “Change in Control Event” occurs and (ii) Mr. Sabol is terminated without cause within 365 calendar days following the Change in Control Event or resigns within 365 days of the Change in Control Event due to a material diminution in his position, responsibilities, base salary or target annual bonus without his consent, Mr. Sabol will, in each case, receive (i) twelve months of base pay paid out monthly as if regularly employed, (ii) twelve months of COBRA insurance cost coverage paid out monthly and (iii) all previously-granted stock options will accelerate and be considered vested immediately. For these purposes, the definition of a “Change in Control Event” generally mirrors the description of “change of control” for purposes of Mr. Ravin’s employment agreement, as described above.

401(k) Retirement Plan

We maintain a tax-qualified 401(k) retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Our 401(k) plan is a “safe harbor” plan under the tax rules, which means that we make a matching contribution to all employees equal to 100% of all elective deferrals that do not exceed 4% of an employee’s compensation. The safe-harbor matching contribution is 100% vested. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all matching contributions are deductible by us when made.

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Outstanding Equity Awards at Fiscal Year End 2017

	Stock Option Awards Under Equity Incentive Plans(1)
	Number of Securities Underlying			Option		Option
	Unexercised Options			Exercise		Expiration
Name	Exercisable	Unexercisable		Price		Date

Seth A. Ravin	191,530	95,765	(2)	$4.68		1/21/25

Thomas Sabol	79,804	159,608	(3)	$7.52		6/29/27

David Rowe	1,766	-		$0.43		3/28/18
David Rowe	1,723	-		0.70		6/30/18
David Rowe	6,747	-		1.25		10/1/18
David Rowe	9,347	-		0.87		12/31/18
David Rowe	6,668	-		1.17		3/31/19
David Rowe	6,798	-		0.97		8/28/19
David Rowe	216,246	-		1.05		5/31/20
David Rowe	142,872	-		1.05		5/31/20
David Rowe	179,559	-		1.19		5/7/22
David Rowe	47,881	-		4.85		10/14/24
David Rowe	-	239,412	(4)	7.52		6/29/27

Total for Mr. Rowe	619,607	239,412		$3.09	(5)

(1)	All stock option awards have been granted under equity incentive plans approved by our stockholders. Through December 31, 2017, we have not made any restricted stock awards.

(2)	The unexercisable portion of Mr. Ravin’s stock option award for 95,765 shares of common stock vested in January 2018.

(3)	The unexercisable portion of Mr. Sabol’s stock option award vests for 79,804 shares in November 2018 and for 79,804 shares in November 2019.

(4)	The unexercisable portion of Mr. Rowe’s stock option award vested in January 2018.

(5)	Represents the weighted average exercise price for all unexercised options held by Mr. Rowe as of December 31, 2017.

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DIRECTOR COMPENSATION

We generally use a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve on the Board. Additionally, our directors are reimbursed for reasonable travel expenses incurred in attending meetings. In setting director compensation, we consider the significant amount of time that directors expend fulfilling their duties to us as well as the skill level required of such directors. For the year ended December 31, 2017, non-employee director compensation was paid through cash compensation and the issuance of stock options as discussed below:

									Number of Securities Underlying
	Director Fees Paid in Cash					Stock Option		Total	Unexercised Options
Director Name(1)	Director		Committee(s)		Total	Awards		Compensation	Exercisable	Unexercisable

Jack L. Acosta	$40,000	(2)	$20,000	(5)	$60,000	$43,242	(11)	$103,242	238,412	17,655	(11)
Thomas Ashburn	40,000	(2)	17,500	(6)	57,500	43,242	(11)	100,742	159,608	17,655	(11)
Antonio Bonchristiano	10,000	(3)	-		10,000	14,142	(12)	24,142	-	4,209	(12)
Steve Capelli	40,000	(2)	15,000	(7)	55,000	43,242	(11)	98,242	119,706	17,655	(11)
Andrew Fleiss	10,000	(3)	5,625	(8)	15,625	14,142	(12)	29,767	-	4,209	(12)
Robin Murray	40,000	(2)	8,750	(9)	48,750	43,242	(11)	91,992	119,706	17,655	(11)
Margaret (Peggy) Taylor	52,500	(2)(4)	25,000	(10)	77,500	43,242	(11)	120,742	239,412	17,655	(11)

(1)	Seth A. Ravin and Thomas Shay are executive officers that also serve as members of the Board. Messrs. Ravin and Shay have been omitted from this table since they receive compensation for their services as executive officers but do not receive additional compensation for serving as directors of the Company. Mr. Ravin’s compensation is described above in the “Summary Compensation Table.”

(2)	During 2017, each of our non-employee directors that served for the entire calendar year received an annual retainer of $40,000. Board members that serve on committees/as committee chairpersons receive additional compensation shown in the “Committee” column. All Board and Committee retainers are payable in cash on a quarterly basis.

(3)	Upon becoming a member of the Board in October 2017, Mr. Bonchristiano and Mr. Fleiss each received the pro-rated portion of their annual retainer for 2017.

(4)	Ms. Taylor serves as Lead Independent Director for which an annual retainer of $12,500 is paid in addition to the $40,000 retainer that all non-employee Board members receive.

(5)	Mr. Acosta serves as Chair of the Audit Committee for which an additional annual retainer of $20,000 is paid.

(6)	Mr. Ashburn serves as Chair of the Nominating Committee for which an additional annual retainer of $10,000 is paid. Mr. Ashburn also serves as a member of the Compensation Committee for which an additional annual retainer of $7,500 is paid.

(7)	Mr. Capelli serves as a member of the Compensation Committee and the Nominating Committee for which additional annual retainers are paid in the amounts of $7,500 and $5,000, respectively. In October 2017, Mr. Capelli was appointed to serve as a member of the Audit Committee for which a pro-rated additional annual retainer of $2,500 was paid.

(8)	Since October 2017, Mr. Fleiss has served as a member of the Audit Committee, the Compensation Committee and the Nominating Committee for which additional annual retainers of $10,000, $7,500 and $5,000, respectively are paid. The pro-rated portion of retainers for serving on these three committees in 2017 amount to $5,625.

(9)	Mr. Murray served as a member of the Audit Committee until October 2017 for which an additional annual retainer of $10,000 was paid. In October 2017, Mr. Murray began serving as a member of the Nominating Committee for which an additional annual retainer of $5,000 is paid. The pro-rated portion of retainers for serving on these two committees in 2017 amount to $8,750.

(10)	Ms. Taylor serves as Chair of the Compensation Committee for which an additional annual retainer of $15,000 is paid. Ms. Taylor is also a member of the Audit Committee for which an additional annual retainer of $10,000 is paid.

(11)	In June 2017, each non-employee director that had served as a RSI director since January 1, 2017, was granted a stock option award for 17,655 shares that vested in January 2018. As determined in accordance with FASB ASC 718, the aggregate grant date fair value of each award was $43,242, or approximately $2.45 per share. A discussion of all assumptions made in the valuation of the awards is in Note 7, Stock Options, to our consolidated financial statements for the year ended December 31, 2017, included in our Annual Report on Form 10-K filed with the SEC on March 15, 2018.

(12)	For purposes of this table, the entire fair value of awards is reflected in the year of grant, whereas under FASB ASC 718 the fair value of awards is recognized in our consolidated financial statements over the vesting period.

(13)	Upon becoming a member of the Board in October 2017, Mr. Bonchristiano and Mr. Fleiss were each granted a stock option award for 4,209 shares that vests in October 2018. As determined in accordance with ASC 718, the aggregate grant date fair value of each award was $14,142, or approximately $3.36 per share.

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Equity Compensation Plan Information

2013 Equity Incentive Plan

In October 2013, the board of directors of RSI adopted, and the stockholders of RSI approved, the 2013 Equity Incentive Plan (the “2013 Plan”). The Company assumed the 2013 Plan pursuant to the Merger Agreement. Our 2013 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.

Authorized Shares. The total number of shares of our common stock reserved for issuance pursuant to the 2013 Plan is equal to 4,765,737 shares plus any shares subject to awards granted under our 2007 Stock Plan (the “2007 Plan”) that, after the date the 2013 Plan was adopted by our board of directors, expire or otherwise terminate without having been exercised in full and any shares issued pursuant to awards granted under our 2007 Plan that are forfeited to or repurchased by us (provided that the maximum number of shares of our common stock that may be added to our 2013 Plan pursuant to the 2007 Plan grants is 11,251,313 shares). In addition, the number of shares available for issuance under the 2013 Plan will also include an annual increase on the first day of each fiscal year beginning in 2018, equal to the lesser of:

•	4,788,255 shares;

•	4% of the outstanding shares of all classes of our common stock as of the last day of our immediately preceding fiscal year; or

•	such other amount as our board of directors may determine.

On February 6, 2018, pursuant to this evergreen provision, the Board approved an increase in the number of shares available for issuance under the 2013 Plan of 2,300,000 shares.

As of April 18, 2018, options to purchase 5,295,995 shares of our common stock were outstanding under our 2013 Plan.

Plan Administration. The Board or one or more committees appointed by the Board administers the 2013 Plan. The compensation committee of the Board began administering our 2013 Plan following the consummation of the Mergers. In the case of awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the committee will consist of two or more “outside directors” within the meaning of Section 162(m). In addition, if we determine it is desirable to qualify transactions under the 2013 Plan as exempt under Rule 16b-3 of the Exchange Act such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3 (including requirements pertaining to the composition of the Compensation Committee, if possible). Subject to the provisions of our 2013 Plan, the administrator has the power to administer the 2013 Plan, including but not limited to: the power to interpret the terms of the 2013 Plan and awards granted under it; to create, amend and revoke rules relating to the 2013 Plan, including creating sub-plans; and to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards, and the form of consideration, if any, payable upon exercise of an award. The administrator also has the authority to modify or amend existing awards to reduce or increase their exercise price, to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, and to institute an exchange program by which outstanding awards may be surrendered in exchange for awards of the same type which may have a higher or lower exercise price or different terms, awards of a different type and/or cash.

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Stock Options. Stock options may be granted under the 2013 Plan. The exercise price per share of any option granted under our 2013 Plan must at least be equal to the fair market value of a share of our common stock on the date of grant, and the term of any incentive stock option granted under our 2013 Plan may not exceed 10 years. However, with respect to any incentive stock option granted to a person who owns more than 10% of the voting power of all classes of our outstanding stock, the incentive stock option’s term must not exceed five years, and its exercise price per share must equal at least 110% of the fair market value of a share of our common stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of a participant, he or she generally may exercise the vested portion of his or her option for six months if termination is due to death or disability or for 30 days in all other cases. However, in no event may an option be exercised later than the expiration of its term. Subject to the provisions of our 2013 Plan, the administrator determines the other terms of the options.

Stock Appreciation Rights. Stock appreciation rights may be granted under our 2013 Plan. Stock appreciation rights generally allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding 10 years. After the termination of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her award agreement. Generally, stock appreciation rights will be subject to the same post-termination exercise restrictions as options as described above. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of our 2013 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any appreciation in cash or with shares of our common stock, or a combination thereof.

Restricted Stock. Restricted stock may be granted under our 2013 Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with the terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any eligible employee, director or consultant and, subject to the provisions of our 2013 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us). Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units. Restricted stock units may be granted under our 2013 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. Subject to the provisions of our 2013 Plan, the administrator determines the terms and conditions of restricted stock units, including the number of restricted stock units granted, vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Performance Units and Performance Shares. Performance units and performance shares may be granted under our 2013 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants.

After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the administrator prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof.

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Outside Directors. Our 2013 Plan provides that all outside directors will be eligible to receive all types of awards (except for incentive stock options) under the 2013 Plan. Our 2013 Plan provides that in any given year an outside director will not receive (i) cash-settled awards having a grant date fair value greater than $1,000,000, increased to $2,000,000 in connection with his or her initial service; and (ii) stock-settled awards having a grant date fair value greater than $1,000,000, increased to $2,000,000 in connection with his or her initial service, in each case, as determined under generally accepted accounting principles.

Non-Transferability of Awards. Unless the administrator provides otherwise, our 2013 Plan generally does not allow for the transfer of awards other than by will or the laws of descent or distribution, and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments. In the event of certain changes in our capitalization (which includes the Mergers), to prevent diminution or enlargement of the benefits or potential benefits available under the 2013 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2013 Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits set forth in the 2013 Plan.

Dissolution or Liquidation. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control. Our 2013 Plan provides that in the event of a merger or change in control, as defined under the 2013 Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. If the service of an outside director is terminated on or following a change of control, other than pursuant to a voluntary resignation that is not at the request of the successor corporation, his or her options and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock and restricted stock units will lapse, all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels and all other terms and conditions met.

Amendment, Termination. The administrator has the authority to amend, suspend or terminate the 2013 Plan provided such action does not impair the existing rights of any participant. Our 2013 Plan will automatically terminate in 2027, unless we terminate it sooner.

2007 Stock Plan

The board of directors of RSI and the stockholders of RSI adopted our 2007 Plan in May 2007. Our 2007 Plan was most recently amended September 30, 2013. The 2007 Plan was terminated in November 2013, and no additional awards will be granted under our 2007 Plan. However, the terms of the 2007 Plan will continue to govern any outstanding awards thereunder. The Company assumed the awards granted pursuant to the 2007 Plan pursuant to the Merger Agreement.

Authorized Shares. As of April 18, 2018, options to purchase 7,848,289 shares of our common stock remained outstanding under our 2007 Plan.

Plan Administration. The Board or a committee appointed by the Board administers the 2013 Plan. The Compensation Committee of the Board began administering our 2013 Plan following the consummation of the Mergers. Subject to our 2007 Plan, the administrator has the power to construe and interpret our 2007 Plan and any agreement thereunder. The administrator may, at any time, institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards that may have a lower exercise price or purchase price and different terms, awards of a different type, and/or cash, and/or by which the exercise or purchase price of outstanding awards is reduced. The administrator also has the authority to establish rules and regulations, including sub-plans to satisfy applicable laws in jurisdictions outside of the U.S.

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Stock Options. The exercise price per share and term of a stock option granted under our 2007 Plan was determined by the administrator. The term of any option may not have exceeded 10 years, and the exercise price per share of any incentive stock option must have equaled at least 100% of the fair market value per share of our common stock on the date of grant. In addition, with respect to any incentive stock option granted to a person who owned more than 10% of the voting power of all classes of our outstanding stock, the incentive stock option’s term must not have exceeded five years and its exercise price per share must have equaled at least 110% of the fair market value of a share of our common stock on the grant date. The administrator determined the methods of payment of the exercise price of an option (which may be payable in cash or cash equivalents). After the termination of service of a participant, he or she generally may exercise the vested portion of his or her option for 6 months if termination is due to death or disability or for 30 days in all other cases. However, in no event may an option be exercised later than the expiration of its term.

Stock Purchase Rights. Stock purchase rights granted under our 2007 Plan are grants of rights to purchase shares of our common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. After the administrator determined that it would offer share purchase rights, it advised the purchaser of the terms, conditions and restrictions related to the offer, including the number of shares that the purchaser is entitled to purchase, the price to be paid and the time within which the purchaser must accept such offer. A purchaser accepted the offer by execution of a restricted share purchase agreement in the form determined by the administrator. Once the share purchase right is exercised, the purchaser will have rights equivalent to a stockholder, subject to such forfeiture conditions, rights of repurchase or other restrictions that the administrator may determine and set forth in the award agreement.

Non-Transferability of Awards. Unless the administrator provides otherwise, our 2007 Plan generally does not allow for the transfer of awards other than by will or the laws of descent or distribution, and only the recipient of an option may exercise an award during his or her lifetime.

Certain Adjustments. In the event of certain changes in our capitalization (which includes the Mergers), to prevent diminution or enlargement of the benefits or potential benefits available under the 2007 Plan, the administrator will adjust the number, class and price of shares covered by each outstanding award.

Dissolution or Liquidation. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable prior to the effective date of such proposed transactions and all awards will terminate immediately prior to the completion of such proposed transaction.

Merger or Change in Control. Our 2007 Plan provides that, in the event of a merger or change in control, as defined under our 2007 Plan, each outstanding award may be assumed or substituted for an equivalent award. In the event that awards are not assumed or substituted for, then the vesting of outstanding awards will be accelerated, and stock options will become exercisable in full prior to such transaction. In addition, if an option is not assumed or substituted in the event of a merger or change in control, the administrator will notify the participant that such award will be fully vested and exercisable for a specified period prior to the transaction, and such award will terminate upon the expiration of such period, unless otherwise determined by the administrator.

Amendment. Prior to its termination, the administrator had the authority to amend or alter the 2007 Plan at any time, provided that such amendment did not impair the rights of any award holder under outstanding awards without the award holder’s written consent.

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Presented below is information about each of our Equity Incentive Plans as of December 31, 2017:

	Number of Securities to be Issued Upon Exercise of Outstanding Options,Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)

Equity Compensation Plans Approved by Stockholders:
2007 Stock Plan	8,004,986	(1)	$1.31	-
2013 Equity Incentive Plan	4,125,696	(2)	6.12	2,412,438	(3)
Equity Compensation Plans Not Approved by Stockholders	-		-	-

Total	12,130,682		$2.95	2,412,438

(1)	The 2007 Plan reserved up to approximately 14,254,000 shares of common stock for the grant of stock options and stock purchase rights to our employees and directors. The 2007 Plan was terminated in November 2013, however the terms of the 2007 Plan continue to govern any outstanding awards thereunder. Grants under the 2007 Plan consist solely of stock options.

(2)	In October 2013, we established the 2013 Plan that provides for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares. The authorized shares of common stock under the 2013 Plan are increased for outstanding options under the 2007 Plan that are subsequently forfeited or expire unexercised. Accordingly, options that expire or are forfeited under the 2007 Plan become available for re-grant under the 2013 Plan. Through December 31, 2017, grants under the 2013 Plan consist solely of stock options. The 2013 Plan will expire in July 2027.

(3)	On the first day of each fiscal year beginning in 2018, the 2013 Plan provides that the number of authorized shares available for issuance will increase in an amount equal to the lesser of (i) approximately 4.8 million shares, (ii) 4% of the outstanding shares of all classes of our common stock as of the last day of the immediately preceding fiscal year; or (iii) such other amount as the Board may determine. On February 6, 2018, the Board approved an increase in the authorized shares for 2.3 million shares, which is excluded from this amount.

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PROPOSAL NO. 2

Proposal to RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018

Background

The Audit Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm to audit our Company’s consolidated financial statements for the fiscal year ending December 31, 2018. The submission of this matter for ratification by stockholders is not legally required; however, the Board believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Audit Committee and the Board of Directors on an important issue of corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm as our Company’s external auditor. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm to be our Company’s external auditor at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote.

KPMG Representative – Attendance at the Annual Meeting

A representative of KPMG is expected to be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders.

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RIMINI STREET CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO USA, LLP (“BDO”) audited the consolidated financial statements of RSI for the year ended December 31, 2013. BDO had also performed an audit for the year ended December 31, 2014, and issued a report dated August 28, 2015. On December 2, 2016, BDO communicated to the Audit Committee of RSI that it effectively withdrew its audit report on the consolidated financial statements for the year ended December 31, 2014. BDO’s report for the year ended December 31, 2013, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

On May 25, 2016, the RSI Audit Committee dismissed BDO as the independent auditor of RSI and engaged KPMG as the independent auditor of RSI commencing with work to be performed in relation to the audit of RSI for the year ended December 31, 2014. In addition, the RSI Audit Committee engaged KPMG to audit the consolidated financial statements of RSI for the year ended December 31, 2015 and for the year ended December 31, 2016.

During the period in which BDO served as the independent auditor of RSI, there were no disagreements between BDO and RSI on any matter of accounting principles or practices, financial statements disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to such disagreements in the firm’s reports on the financial statements of RSI for such periods. In addition, no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, occurred during RSI’s two most recent fiscal years or the interim period preceding the dismissal of BDO.

RSI has provided BDO with a copy of the foregoing disclosure and has requested that BDO furnish RSI with a letter addressed to the SEC stating whether or not BDO agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of the letter from BDO, in which BDO agrees with the above statements, was filed as an exhibit GPIA’s Registration Statement on Form S-4, as filed with the SEC on June 30, 2017.

FEES PAID TO AUDITORS

KPMG charged the following fees related to our 2017 and 2016 financial statements, all of which were approved by the Audit Committee:

	2017			2016
	Amount		Percent	Amount		Percent

Audit fees	$2,217,467	(1)	99%	$1,552,195	(2)	98%
Audit-related fees	31,200	(3)	1%	30,000	(4)	2%
Tax fees	-		0%	-		0%
All other fees	-		0%	-		0%

Total	$2,248,667		100%	$1,582,195		100%

(1)	Consists of fees for the quarterly reviews of our financial statements filed with the SEC during 2017 and the audit of our annual financial statements for the year ended December 31, 2017, for a total of $1,473,356, and fees related to the issuance of consents related to registration statements filed with the SEC in 2017 on Forms S-4, S-8 and S-1 for a total of $744,111.

(2)	Consists of fees related to quarterly reviews for 2016 and the annual audit of our annual financial statements for the year ended December 31, 2016.

(3)	Consists of audit services incurred in 2017 for the annual audit of our 401(k) plan for the year ended December 31, 2016.

(4)	Consists of audit services incurred in 2016 for the annual audit of our 401(k) plan for the year ended December 31, 2015.

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Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors; Delegation of Pre-Approval Authority in Specified Instances

All audit and permissible non-audit services provided by the independent auditors are pre-approved by the Audit Committee (or the Chairman of the Audit Committee, pursuant to a delegation of authority). These services may include audit services, audit-related services, tax services and other services. To facilitate the pre-approval process, the Audit Committee of the Board has adopted an “Audit and Non-Audit Services Pre-Approval Policy” (the “Pre-Approval Policy”). Under the Pre-Approval Policy, proposed audit and permissible non-audit services may either (i) be pre-approved without consideration of specific case-by-case services by the Audit Committee (“general pre-approval”) or (ii) require the specific pre-approval of the Audit Committee (“specific pre-approval”). The Audit Committee believes that the combination of these two approaches results in an effective and efficient procedure to pre-approve services performed by the independent auditor. As set forth in the Pre-Approval Policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee (or the Audit Committee chairperson, to the extent such authority has been delegated by the Audit Committee) if it is to be provided by the independent auditor. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee. The Audit Committee has delegated authority to Mr. Acosta, as Chairman of the Audit Committee, to address certain types of requests for specific pre-approval, provided that any such pre-approvals are presented to the full Audit Committee at its next meeting.

The Pre-Approval Policy also identifies a list of non-audit services that the independent auditor is prohibited from providing in accordance with SEC rulemaking governing outside auditor independence. You can find a copy of the Pre-Approval Policy on the “Investor Relations” subpage of our website.

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REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

Our Audit Committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2017 and discussed them with management and our independent registered public accounting firm, KPMG.

Our Audit Committee has also received from, and discussed with, KPMG various communications that KPMG is required to provide to our Audit Committee, including the matters required by the applicable standards of the Public Company Accounting Oversight Board.

In addition, KPMG provided our Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG that firm’s independence.

Based on the review and discussions referred to above, our Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017.

By the Audit Committee of the Board of Directors of Rimini Street, Inc.

Jack Acosta (Chair)
Steve Capelli
Andrew Fleiss
Margaret (Peggy) Taylor

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing we make under either the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our common stock by (i) each director, (ii) each named executive officer, (iii) all directors and executive officers as a group, and (iv) each person who we know beneficially owns more than 5% of our common stock, in each case as of April 25, 2018 (the “Determination Date”), unless otherwise indicated below.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after the Determination Date. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Percentage ownership calculations are based on 59,489,870 shares of common stock outstanding as of the Determination Date. In computing the number of shares of common stock beneficially owned by each person, entity or group and the related percentage ownership, we included in both the numerator and the denominator shares of common stock subject to options or warrants held by that person, entity or group that are currently exercisable or exercisable within 60 days of the Determination Date. We did not include these shares, however, for the purpose of computing the percentage ownership of any other person, or entity. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Rimini Street, Inc., 3993 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada 89169.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
5% Stockholders:
Entities Affiliated with Adams Street Partners, LLC(1)	23,417,935	39.27%
GPIAC, LLC(2)	13,915,000	21.23%
CB Agent Services LLC (3)	3,440,424	5.47%

Named Executive Officers and Directors:
Seth A. Ravin(4)	13,580,880	22.72%
Thomas C. Shay(5)	5,218,318	8.71%
Thomas Ashburn(6)	177,763	*
Jack L. Acosta(7)	257,067	*
Steve Capelli(8)	137,461	*
Robin Murray(9)	23,417,935	39.27%
Margaret (Peggy) Taylor(10)	258,067	*
Antonio Bonchristiano	500	*
Andrew Fleiss	500	*
Thomas B. Sabol(11)	80,804	*
David W. Rowe(12)	861,093	1.43%

All current executive officers and directors as a group (17 persons)(13)	48,661,686	73.51%

*Represents beneficial ownership of less than 1% of the shares of common stock.

(1)	Based on information provided to the Company by the stockholder and disclosed in a Schedule 13D/A filed on February 15, 2018 on behalf of Adams Street Partners, LLC for an aggregate of 23,280,574 shares, and 137,361 shares of our common stock issuable upon exercise of options held by Robin Murray and exercisable within 60 days of the Determination Date as discussed under footnote (9). Includes (a) 4,325,820 shares held by Adams Street 2007 Direct Fund, L.P., (b) 4,875,911 shares held by Adams Street 2008 Direct Fund, L.P., (c) 4,272,039 shares held by Adams Street 2009 Direct Fund, L.P., (d) 1,313,301 shares held by Adams Street 2013 Direct Fund, LP, (e) 1,786,318 shares held by Adams Street 2014 Direct Fund LP, (f) 1,371,200 shares held by Adams Street 2015 Direct Venture/Growth Fund LP, (g) 1,353,906 shares held by Adams Street 2016 Direct Venture/Growth Fund LP, (h) 3,982,079 shares held by Adams Street Venture/Growth Fund VI LP, and (i) 137,361 shares issuable upon exercise of options exercisable within 60 days of the Determination Date by Robin Murray, a partner of Adams Street Partners, LLC (or a subsidiary thereof) and a member of the Company’s Board of Directors. The shares owned by the aforementioned funds are aggregated for purposes of reporting ownership information and, as aggregated, the funds beneficially hold more than 5% of the Company’s capital stock. Adams Street Partners, LLC is the managing member of the general partner or the managing member of the general partner of the general partner of each of these entities and may be deemed to beneficially own the shares held by them. Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray, Fred Wang and Michael R. Zappert, each of whom is a partner of Adams Street Partners, LLC (or a subsidiary thereof), may be deemed to have shared voting and investment power over the shares. Adams Street Partners, LLC and Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray, Fred Wang and Michael R. Zappert disclaim beneficial ownership of the shares except to the extent of their pecuniary interest therein. Together, the aforementioned funds, together with Mr. Murray, beneficially hold more than 5% of our capital stock). Robin Murray, who is a member of the Company’s Board of Directors, is a partner of Adams Street Partners, LLC (or a subsidiary thereof). The business address of the foregoing entities and individual is One North Wacker Drive, Suite 2200, Chicago, Illinois 60606.

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(2)	Based solely on information provided to the Company by the stockholder and disclosed in a Schedule 13D/A filed on April 30, 2018, GPIC, Ltd., an exempted company incorporated in Bermuda directly controlled by GP Investments, Ltd, is the managing member of GPIAC, LLC, a Delaware limited liability company and RMNI InvestCo, LLC, a Delaware limited liability company. GPIC, Ltd. is entitled to voting and investment power over GPIAC, LLC and RMNI InvestCo, LLC. Accordingly, GPIC, Ltd. and GP Investments, Ltd. may be deemed to share voting and dispositive power over the aggregate of 13,915,000 shares of the Company’s common stock beneficially owned by GPIAC, LLC, RMNI InvestCo, LLC and GPIC, Ltd., including 6,062,500 shares of the Company’s common stock that may be acquired by GPIC, Ltd. within 60 days of the Determination Date pursuant to a warrant issued to GPIC, Ltd. by the Company. The business address of GP Investments, Ltd and GPIC, Ltd. is 129 Front Street HM12, Suite 4, Penthouse, Hamilton, Bermuda.

(3)	Consists of 3,440,424 shares of our common stock subject to a warrant exercisable within 60 days of the Determination Date. The business address of CB Agent Services LLC is 888 Seventh Avenue, 29th Floor, New York, NY 10016. Colbeck Capital Management LLC, an associate of CB Agent Services LLC, is a Registered Investment Advisor.

(4)	Consists of (i) 13,293,585 shares of our common stock held by Seth A. Ravin, Trustee of The SAR Trust U/A/D August 30, 2005, and (ii) 287,295 shares of our common stock issuable upon exercise of options exercisable within 60 days of the Determination Date.

(5)	Consists of (i) 4,795,357 shares of our common stock and (ii) 422,961 shares of our common stock issuable upon exercise of options exercisable within 60 days of the Determination Date.

(6)	Consists of (i) 500 shares of our common stock and (ii) 177,263 shares of our common stock issuable upon exercise of options exercisable within 60 days of the Determination Date.

(7)	Consists of (i) 1,000 shares of our common stock and (ii) 256,067 shares of our common stock issuable upon exercise of options exercisable within 60 days of the Determination Date.

(8)	Consists of (i) 100 shares of our common stock and (ii) 137,361 shares of our common stock issuable upon exercise of options exercisable within 60 days of the Determination Date.

(9)	Consists of (i) shares of our common stock listed in footnote (1) above, which are held by entities affiliated with Adams Street Partners, LLC of which Mr. Murray may be deemed to be a beneficial owner and (ii) 137,361 shares of our common stock issuable upon exercise of options exercisable within 60 days of the Determination Date. Mr. Murray, one of our directors, is a partner with Adams Street Partners, LLC. Mr. Murray disclaims beneficial ownership of the shares held by the entities affiliated with Adams Street Partners, LLC except to the extent of his pecuniary interest therein.

(10)	Consists of (i) 1,000 shares of our common stock held by Margaret (Peggy) Taylor, trustee of the Margaret Taylor Trust and (ii) 257,067 shares of our common stock issuable upon exercise of options exercisable within 60 days of the Determination Date.

(11)	Consists of (i) 1,000 shares of our common stock and (ii) 79,804 shares of our common stock issuable upon exercise of options exercisable within 60 days of the Determination Date.

(12)	Consists of (i) 5,563 shares of our common stock and (ii) 855,530 shares of our common stock issuable upon exercise of options exercisable within 60 days of the Determination Date.

(13)	Consists of (i) 41,950,450 shares of our common stock and (ii) 6,711,236 shares of our common stock issuable upon exercise of options exercisable within 60 days of the Determination Date

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock to file reports of ownership and changes of ownership with the SEC. Copies of all filed reports are required to be furnished to us. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during and with respect to 2017, as well as written representations by our directors and executive officers, we believe that each such person filed, on a timely basis, the reports required by Section 16(a) of the Exchange Act with respect to 2017.

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PROPOSAL NO. 3

PROPOSAL TO APPROVE THE 2018 RIMINI STREET, INC. EMPLOYEE STOCK PURCHASE PLAN

Background

We are asking our stockholders to approve the Rimini Street, Inc. 2018 Employee Stock Purchase Plan (the “ESPP”) The Board has approved the ESPP, subject to the approval of the stockholders of the Company. The ESPP is a broad-based plan that provides employees of the Company and its designated affiliates with the opportunity to become Company stockholders through periodic payroll deductions that are applied towards the purchase of common stock of the Company (referred to herein as “shares”) at a discount from the then-current market price. The ESPP does not provide for discretionary grants.

The Board believes that the ESPP is in the best interest of the Company because it will provide an important tool to attract, retain and reward the talented employees needed for our success. In addition, in encouraging share ownership by employees, the ESPP will align the interests of employees and stockholders.

If approved by our stockholders, a total of 5,000,000 shares will be made available for purchase under the ESPP.

Summary of Material Provisions of the ESPP

The principal features of the ESPP are summarized below, but the summary is qualified in its entirety by reference to the full text of the ESPP. A copy of the ESPP is attached to this Proxy Statement as Appendix A and is incorporated herein by reference. For purposes of this Proposal No. 3, “Committee” means the Compensation Committee of our Board or such other committee appointed by the Board or Committee to administer the ESPP, and “Administrator” means the Committee or, subject to applicable law, one or more of the Company’s officers or management team appointed by the Board or Committee to administer the day-to-day operations of the ESPP.

Purpose of the ESPP

The purpose of the ESPP is to provide an opportunity for eligible employees of the Company and any parent, subsidiary or affiliate of the Company that has been designated by the Committee (each, a “Designated Company”) to purchase shares of the Company at a discount through voluntary contributions from such employees’ eligible pay, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such employees and the Company’s stockholders.

The rights granted under the ESPP are intended to be treated as either (i) purchase rights granted under an “employee stock purchase plan,” as that term is defined in Section 423 of the Internal Revenue Code (the “Code”) (i.e., rights granted under a “423 Offering”), or (ii) purchase rights granted under an employee stock purchase plan that is not subject to the requirements of Section 423 of the Code (i.e., rights granted under a “Non-423 Offering”). The Committee has discretion to grant purchase rights under either a 423 Offering or a Non-423 Offering.

Shares Subject to ESPP and Adjustments upon Changes in Capitalization

A total of 5,000,000 shares of the Company’s common stock will be initially authorized and reserved for issuance under the ESPP. Such shares may be authorized but unissued shares of common stock, treasury shares or shares of common stock purchased on the open market.

In the event of any change affecting the number, class, value, or terms of the shares of common stock of the Company, resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split up, combination, reclassification or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or shares, including any extraordinary dividend or extraordinary distribution (but excluding any regular cash dividend), then the Committee, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the ESPP, will, in such manner as it may deem equitable, adjust the number and class of shares of common stock of the Company that may be delivered under the ESPP (including the numerical limits), the purchase price per share and the number of shares of common stock of the Company covered by each purchase right under the ESPP that has not yet been exercised.

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Administration

The ESPP will be administered by the Committee. The Committee will have, among other authority, the authority to interpret the ESPP, to determine eligibility and adjudicate disputed claims under the ESPP, to determine the terms and conditions of purchase rights under the ESPP, and to make any other determination and take any other action desirable for the administration of the ESPP. For purchase rights granted under a 423 Offering, the Committee is authorized to adopt such rules and regulations for administering the ESPP as it may deem necessary to comply with the requirements of Section 423 of the Code. To the extent not prohibited by applicable laws, the Committee may delegate its authority to a subcommittee, the Administrator or other persons or groups of persons, including to assist with the day-to-day administration of the ESPP.

Non-U.S. Sub-Plans

The Committee will also have the authority to adopt such sub-plans as are necessary or appropriate to permit the participation in the ESPP by employees who are foreign nationals or employed outside the United States. Such sub-plans may vary the terms of the ESPP, other than with respect to the number of shares reserved for issuance under the ESPP, to accommodate the requirements of local laws, customs and procedures for non-U.S. jurisdictions. For this purpose, the Committee is authorized to adopt sub-plans for non-U.S. jurisdictions that vary the terms of the ESPP regarding, without limitation, eligibility to participate, the definition of eligible pay, the dates and duration of offering periods, the method of determining the purchase price and the discount at which shares may be purchased, any minimum or maximum amount of contributions a participant may make in an offering period or other specified period under the applicable sub-plan, the handling of payroll deductions, the treatment of purchase rights upon a change in control or a change in capitalization of the Company, the establishment of bank, building society or trust accounts to hold contributions, the payment of interest, conversion of local currency, withholding procedures and handling of share issuances.

Eligibility

Generally, any individual in an employee-employer relationship with the Company or a Designated Company for income tax and employment tax withholding and reporting purposes is eligible to participate in the ESPP and may participate by submitting an enrollment form to the Company under procedures specified by the Administrator. As of April 18, 2017, approximately 1,020 employees, including seven executive officers, were eligible to participate in the ESPP.

However, the Committee, in its discretion may determine on a uniform basis for an offering that employees will not be eligible to participate if they: (i) have not completed at least two years of service since their last hire date (or such lesser period determined by the Committee), (ii) customarily work not more than 20 hours per week (or such lesser number of hours determined by the Committee), (iii) customarily work not more than five months per calendar year (or such lesser number of months determined by the Committee), (iv) are highly compensated employees within the meaning of Section 414(q) of the Code, or (v) are highly compensated employees within the meaning of Section 414(q) of the Code with compensation above a certain level or who are officers subject to the disclosure requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.

No employee is eligible for the grant of any purchase rights under the ESPP if, immediately after such grant, the employee would own shares possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or of any parent or subsidiary of the Company (including any shares which such employee may purchase under all outstanding purchase rights), nor will any employee be granted purchase rights to buy more than $25,000 worth of shares (determined based on the fair market value of the shares on the date the purchase rights are granted) under the ESPP in any calendar year such purchase rights are outstanding.

Eligible employees who are citizens or resident of a jurisdiction outside the United States may be excluded from participation in the ESPP if their participation is prohibited under local laws or if complying with local laws would cause a 423 Offering to fail to qualify under Section 423 of the Code. In the case of a Non-423 Offering, eligible employees may be excluded from participation in the ESPP or an offering if the Administrator has determined that participation of such eligible employees is not advisable or practicable for any reason.

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Offering Periods

The ESPP will be implemented by consecutive offering periods with a new offering period commencing on the first trading day of the relevant offering period and terminating on the last trading day of the relevant offering period. Unless and until the Committee determines otherwise in its discretion, each offering period will consist of one six-month purchase period, which will run simultaneously with the offering period. Unless otherwise determined by the Committee, offering periods will run from November 15th (or the first trading day thereafter) through June 14th (or the first trading day prior to such date) and from June 15th (or the first trading day thereafter) through November 14th (or the first trading day prior to such date).

The Committee has the authority to establish additional or alternative sequential or overlapping offering periods, a different number of purchase periods within an offering period, or a different duration for one or more offering periods or purchase periods or different commencement or ending dates for such offering periods with respect to future offerings, provided that no offering period may have a duration that exceeds 27 months. Additionally, to the extent that the Committee establishes overlapping offering periods with more than one purchase period in each offering period, the Committee will have discretion to structure an offering period so that if the fair market value of a share of the Company’s common stock on a purchase date is less than the fair market value of a share of the Company’s common stock on the first trading day of the applicable offering period, then that offering period will terminate immediately and the participants in such terminated offering period will be automatically enrolled in a new offering period beginning on the first trading day of the subsequent new purchase period.

Payroll Deductions

Except as otherwise provided by the Administrator, up to a maximum of 10% of a participant’s “eligible pay” (as defined in the ESPP) may be contributed by payroll deductions toward the purchase of shares during each purchase period, or if payroll deductions are not permitted under applicable local law, such other method of contribution as specified by the Committee. A participant may elect to increase or decrease the rate of such contributions during any subsequent enrollment period by submitting the appropriate form online through the Company’s designated plan broker or to the Administrator. Any such new rate of contribution will become effective on the first day of the first purchase period following the completion such form. Unless otherwise determined by the Administrator, during a purchase period, a participant may not increase his or her contribution rate, but a participant may reduce his or her contribution rate once per purchase period, including to zero percent. If a participant remains at a zero percent contribution rate at the beginning of a new offering period, the participant will be withdrawn from the ESPP. The Administrator has authority to change the foregoing rules regarding payroll deductions.

Purchase Price

Unless otherwise determined by the Committee prior to the commencement of an offering period and subject to adjustment in the event of certain changes in our capitalization, the purchase price per share at which shares are sold in an offering period under the ESPP will be equal to the lesser of 85% of the fair market value of the shares (i) on the first trading day of the offering period, or (ii) on the purchase date (i.e., the last trading day of the purchase period). For this purpose, “fair market value” generally means the closing sales price of the shares of the Company’s common stock on the applicable date. The Committee has authority to establish a different purchase price for any 423 Offering or Non-423 Offering, provided that the purchase price applicable to a 423 Offering complies with the requirements of Section 423 of the Code. As of May 8, 2018, the closing price of a share of the Company’s common stock on the Nasdaq Global Market was $8.00.

Purchase of Shares

Each purchase right will be automatically exercised on the applicable purchase date, and shares will be purchased on behalf of each participant by applying the participant’s contributions for the applicable purchase period to the purchase of whole shares at the purchase price in effect for that purchase date.

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The maximum number of shares purchasable per participant during any single offering period may not exceed 10,000 shares (or such other limit as may be imposed by the Committee), subject to adjustment in the event of certain changes in our capitalization.

Any payroll deductions not applied to the purchase of shares on any purchase date because they were not sufficient to purchase a whole share will be carried forward for the purchase of shares on the next following purchase date. Any other amounts not applied to the purchase of shares during an offering period will be refunded to the participant without interest as soon as practicable.

Transferability

Purchase rights granted under the ESPP are not transferable by a participant other than by will or by the laws of descent and distribution, and are exercisable during the participant’s lifetime only by the participant.

Withdrawals

A participant may withdraw from an offering period and receive a refund of contributions by submitting the appropriate form online through the Company’s designated plan broker or to the Administrator within the time period prescribed by the Administrator. Upon receipt of such notice, deductions of contributions on behalf of the participant will be discontinued commencing with the payroll period immediately following the effective date of the notice of withdrawal, and such participant will not be eligible to participate in the ESPP until the next enrollment period. Amounts credited to the account of any participant who withdraws within the time period prescribed by the Administrator will be refunded, without interest, as soon as practicable.

Termination of Employment

If a participant ceases to be an eligible employee prior to a purchase date, contributions for the participant will be discontinued and any amounts credited to the participant’s account will be refunded, without interest, as soon as practicable, except as otherwise provided by the Administrator.

Subject to the discretion of the Administrator, if a participant is granted a paid leave of absence, the participant’s payroll deductions will continue and amounts credited to the participant’s account may be used to purchase shares as provided under the ESPP. If a participant is granted an unpaid leave of absence, the participant’s payroll deductions will be discontinued and no other contributions will be permitted (unless otherwise determined by the Administrator or required by law), but any amounts credited to the participant’s account may be used to purchase shares on the next applicable purchase date. Where the period of leave exceeds three months and the participant’s right to reemployment is not guaranteed by statute or by contract, the employment relationship will be deemed to have terminated three months and one day following the commencement of such leave.

Unless otherwise determined by the Administrator, a participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company will not be treated as having terminated employment for purposes of participating in the ESPP or an offering; however, if a participant transfers from a 423 Offering to a Non-423 Offering, the exercise of the participant’s purchase right will be qualified under the 423 Offering only to the extent that such exercise complies with Section 423 of the Code. If a participant transfers from a Non-423 Offering to a 423 Offering, the exercise of the participant’s purchase right will remain non-qualified under the Non-Section 423 Offering.

Change in Control

In the event of a “Change in Control” (as defined in the ESPP), each outstanding purchase right will be equitably adjusted and assumed or an equivalent purchase right substituted by the successor company or a parent or subsidiary of such successor corporation. In the event that the successor corporation refuses to assume or substitute the purchase right or is not a publicly traded corporation, the offering period then in progress will be shortened by setting a new purchase date before the date of the proposed Change in Control, after which the offering period will end.

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Amendment and Termination of ESPP

The ESPP will become effective upon its adoption by the Board on April 23, 2018, subject to approval by the stockholders of the Company.

The Board or the Committee may amend the ESPP at any time, provided that if stockholder approval is required pursuant to the Code, securities laws or regulations, or the rules or regulations of the securities exchange on which the Company’s shares are listed or traded, then no such amendment will be effective unless approved by the Company’s stockholders within such time period as may be required. The Board may suspend the ESPP or discontinue the ESPP at any time, including shortening an offering period in connection with a spin-off or similar corporate event. Upon termination of the ESPP, all contributions will cease, all amounts credited to a participant’s account will be equitably applied to the purchase of whole shares then available for sale, and any remaining amounts will be promptly refunded, without interest, to the participants.

Term of the ESPP

The ESPP will continue in effect until terminated by the Board.

U.S. Federal Income Tax Information

The following summary briefly describes the general U.S. federal income tax consequences of purchase rights under the ESPP for participants who are tax resident in the United States, as of the date of this Proxy Statement, but is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or other country laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the ESPP should consult their own professional tax advisors regarding the taxation of purchase rights under the ESPP. The discussion below concerning tax deductions that may become available to us under U.S. federal tax law is not intended to imply that we will necessarily obtain a tax benefit or asset from those deductions. Taxation of equity-based payments in countries other than the United States does not generally correspond to U.S. federal tax laws, and is not covered by the summary below.

423 Offerings

Rights to purchase shares granted under a 423 Offering are intended to qualify for specific federal income tax treatment available to purchase rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423(b) of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. If the shares are disposed of within two years from the purchase right grant date (i.e., the beginning of the offering period) or within one year from the purchase date of the shares, a transaction referred to as a “disqualifying disposition,” the participant will realize ordinary income in the year of such disposition equal to the difference between the fair market value of the shares on the purchase date and the purchase price. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares for more than one year after the purchase date.

If the shares purchased under the ESPP are sold (or otherwise disposed of) more than two years after the purchase right grant date and more than one year after the shares are transferred to the participant, then the lesser of (i) the excess of the sale price of the shares at the time of disposition over the purchase price, and (ii) the excess of the fair market value of the shares as of the purchase right grant date over the purchase price (determined as of the first day of the offering period) will be treated as ordinary income. If the sale price is less than the purchase price, no ordinary income will be reported. The amount of any such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be long-term capital gain or loss.

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The Company (or applicable Designated Company) generally will be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income realized by the participant as a result of such disposition, subject to the satisfaction of any tax reporting obligations and to applicable limits in the Code. In other cases, no deduction is allowed.

Non-423 Offerings

If the purchase right is granted under a Non-423 Offering, then the amount equal to the difference between the fair market value of the shares on the purchase date and the purchase price will be treated as ordinary income at the time of such purchase and subject to tax withholding. In such instances, the amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares for more than one year after the purchase date.

The Company (or applicable Designated Company) generally will be entitled to a deduction in the year of purchase equal to the amount of ordinary income realized by the participant as a result of such disposition, subject to the satisfaction of any tax-reporting obligations and to applicable limits in the Code. For U.S. participants, FICA/FUTA taxes will generally be due in relation to ordinary income earned as a result of participation in a Non-423 Offering.

New Plan Benefits

The benefits to be received pursuant to the ESPP by the Company’s officers and employees are not currently determinable as they will depend on the purchase price of our shares in offering periods after the implementation of the ESPP, the market value of our common stock on various future dates, the amount of contributions that eligible officers and employees elect to make under the ESPP and similar factors. As of the date of this Proxy Statement, no officer or employee has been granted any purchase rights under the proposed ESPP.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE RIMINI STREET, INC. 2018 EMPLOYEE STOCK PURCHASE PLAN.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote.

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OTHER MATTERS AND ADDITIONAL INFORMATION

Householding of Proxy Materials

We have adopted a procedure approved by the SEC known as “householding.” This procedure allows multiple stockholders residing at the same address the convenience of receiving a single copy of this Proxy Statement and our 2017 Annual Report. This allows us to save money by reducing the number of documents we must print and mail, and helps protect the environment as well.

At this time, householding is only available to street name holders (i.e., those stockholders who hold their shares through a brokerage or other financial institution); householding is not available for registered stockholders (i.e., those stockholders with certificates registered in their name or shares registered in their name in book entry format).

Stockholders who hold their shares through a brokerage or other financial institution may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers/financial institutions.

Regardless of how you hold your shares, if you received a household mailing this year, and you would like to receive additional copies of our proxy materials for the 2018 Annual Meeting, please submit your request to our Rimini Street Investor Relations Department by email at IR@riministreet.com or by calling (925) 523-7636, and we will promptly deliver the requested copy.

Stockholder Proposals to be Presented at the Next Annual Meeting

Stockholder proposals intended to be included in the proxy statement for the 2019 annual meeting of stockholders pursuant to SEC Rule 14a-8 must be received by our Secretary no later than the close of business on January 17, 2019. In order to be considered for inclusion in our proxy statement, these proposals must satisfy the requirements of SEC Rule 14a-8.

Our Bylaws also provide for separate advance notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. To be considered timely under these provisions, the stockholder’s notice must be received by our Secretary between 45 and 75 days prior to the one-year anniversary of the date on which we first mailed our proxy materials for the 2018 Annual Meeting (that is, between March 3, 2019 and April 2, 2019); provided, however, that if the 2019 annual meeting date is advanced by more than 30 days before or delayed by more than 60 days after the anniversary of the 2018 Annual Meeting, then, for notice by the stockholder to be timely, it must be so received by the Secretary no earlier than the close of business 120 days prior to the 2019 annual meeting, and no later than the close of business on the later of (i) 90 days prior to the 2019 annual meeting, or (ii) on or before 10 days after the day on which the date of the 2019 annual meeting is first disclosed in a public announcement. Notice of any such stockholder proposals and director nominations must satisfy the requirements set forth in our bylaws. The Board, a designated committee thereof or the chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal if it is not made in compliance with the applicable notice provisions.

All notices of proposals or nominations, as applicable, must be addressed to our Secretary at our principal executive offices (see the first page of this Proxy Statement for address information).

Availability of Annual Report to Stockholders and Report on Form 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 as filed with the SEC on March 15, 2018, as amended by Amendment No. 1 thereto, as filed with the SEC on April 30, 2018 (in each case exclusive of exhibits and documents incorporated by reference), may be obtained for free by directing written requests to: Thomas C. Shay, Secretary, c/o Rimini Street, Inc., at the address of our principal executive offices (see the first page of this Proxy Statement for address information). Copies of exhibits and basic documents filed with the Annual Report on Form 10-K or referenced therein will be furnished to stockholders upon written request and payment of a nominal fee in connection with the furnishing of such documents. You may also obtain the Annual Report on Form 10-K (and Amendment No. 1 thereto) over the internet at the SEC’s website, www.sec.gov, or at https://investors.riministreet.com/financials-and-filings/sec-filings.

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Other Matters to be Presented for Action at the Meeting

Management is not aware of any other matters to be presented for action at the Meeting. However, if any other matter is properly presented at the Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matter.

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APPENDIX A

RIMINI STREET, INC. 2018 EMPLOYEE STOCK PURCHASE PLAN

1.            Definitions.

(a)           “Administrator” means the Committee or, subject to Applicable Law, one or more of the Company’s officers or management team appointed by the Board or Committee to administer the day-to-day operations of the Plan. Except as otherwise provided in the Plan, the Board or Committee may assign any of its administrative tasks to the Administrator.

(b)           “Affiliate” will have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act. The Board will have the authority to determine the time or times at which “Affiliate” status is determined within the foregoing definition.

(c)           “Applicable Law” means the requirements relating to the administration of equity-based awards under state corporate laws, United States federal and state securities laws, the Code, the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. jurisdiction where rights are, or will be, granted under the Plan.

(d)           “Board” means the Board of Directors of the Company.

(e)           “Change in Control” means the occurrence of any of the following events:

(i)           a change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii)          a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)         a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

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Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(f)           “Code” means the United States Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or United States Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(g)           “Committee” means the Compensation Committee of the Board or any subcommittee referred to in Section 4(e).

(h)           “Common Stock” means the common stock of the Company, $0.0001 par value per share, as the same may be converted, changed, reclassified or exchanged.

(i)            “Company” means Rimini Street, Inc., a Delaware corporation, or any successor to all or substantially all of the Company’s business that adopts the Plan.

(j)            “Contributions” means the amount of Eligible Pay contributed by a Participant through payroll deductions or other payments that the Committee may permit a Participant to make to fund the exercise of rights to purchase Shares granted pursuant to the Plan.

(k)           “Designated Company” means any Parent, Subsidiary or Affiliate, whether now existing or existing in the future, that has been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan. The Committee may designate Subsidiaries or Affiliates as Designated Companies in a Non-423 Offering. For purposes of a Section 423 Offering, only the Company and any Parent or Subsidiary may be Designated Companies; provided, however, that at any given time, a Subsidiary that is a Designated Company under a Section 423 Offering will not be a Designated Company under a Non-423 Offering.

(l)            “Effective Date” means the date the Plan is approved by the Board, subject to stockholder approval as provided in Section 18 hereof.

(m)          “Eligible Employee” means any individual in an employee-employer relationship with the Company or a Designated Company for income tax and employment tax withholding and reporting purposes. For purposes of clarity, the term “Eligible Employee” will not include the following, regardless of any subsequent reclassification as an employee by the Company or a Designated Company, any governmental agency, or any court: (i) any independent contractor; (ii) any consultant; (iii) any individual performing services for the Company or a Designated Company who has entered into an independent contractor or consultant agreement with the Company or a Designated Company; (iv) any individual performing services for the Company or a Designated Company under a purchase order, a supplier agreement or any other agreement that the Company or a Designated Company enters into for services; (v) any individual classified by the Company or a Designated Company as contract labor (such as contractors, contract employees, job shoppers), regardless of length of service; (vi) any individual whose base wage or salary is not processed for payment by the payroll department(s) or payroll provider(s) of the Company or a Designated Company; and (vii) any leased employee. The Committee will have exclusive discretion to determine whether an individual is an Eligible Employee for purposes of the Plan.

(n)           “Eligible Pay” means the total amount paid by the Company or any Parent, Subsidiary or Affiliate to the Eligible Employee (other than amounts paid after termination of employment date, even if such amounts are paid for pre-termination date services) as base salary or wages (including 13th/14th month payments or similar concepts under local law) and any portion of such amounts voluntarily deferred or reduced by the Eligible Employee (i) under any employee benefit plan of the Company or a Parent, Subsidiary or Affiliate available to all levels of employees on a non-discriminatory basis upon satisfaction of eligibility requirements, and (ii) under any deferral plan of the Company (provided such amounts would not otherwise have been excluded had they not been deferred), but excluding cash bonuses, commissions, overtime pay, stipends, lump sum payments in lieu of foregone merit increases, “bonus buyouts” as the result of job changes, pension, retainers, severance pay, special stay-on bonus, income derived from stock options, stock appreciation rights, restricted stock units and dispositions of stock acquired thereunder, any other allowances, and any other special remuneration or variable pay. For Eligible Employees in the United States, Eligible Pay will include elective amounts that are not includible in gross income of the Eligible Employee by reason of Sections 125, 132(f)(4), 402(e)(3), 402(h) or 403(b) of the Code. The Committee will have discretion to determine the application of this definition to Eligible Employees outside the United States.

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(o)           “Enrollment Period” means the period during which an Eligible Employee may elect to participate in the Plan, with such period occurring before the first day of each Offering Period, as prescribed by the Administrator.

(p)           “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, from time to time, or any successor law thereto, and the regulations promulgated thereunder.

(q)           “Fair Market Value” means, as of any given date, (i) the closing sales price for the Common Stock on the applicable date as quoted on the Nasdaq Global Market or, if no sale occurred on such date, the closing price reported for the first Trading Day immediately prior to such date during which a sale occurred; or (ii) if the Common Stock is not traded on an exchange but is regularly quoted on a national market or other quotation system, the closing sales price on such date as quoted on such market or system, or if no sales occurred on such date, then on the date immediately prior to such date on which sales prices are reported; or (iii) in the absence of an established market for the Common Stock of the type described in (i) or (ii) of this Section 1(q), the fair market value established by the Committee acting in good faith.

(r)           “Fiscal Year” means the fiscal year of the Company.

(s)           “Offering” means a Section 423 Offering or a Non-423 Offering of a right to purchase Shares under the Plan during an Offering Period as further described in Section 6. Unless otherwise determined by the Committee, each Offering under the Plan in which Eligible Employees of one or more Designated Companies may participate will be deemed a separate offering for purposes of Section 423 of the Code, even if the dates of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. With respect to Section 423 Offerings, the terms of separate Offerings need not be identical provided that all Eligible Employees granted purchase rights in a particular Offering will have the same rights and privileges, except as otherwise may be permitted by Code Section 423; a Non-423 Offering need not satisfy such requirements.

(t)            “Offering Period” means the periods established in accordance with Section 6 during which rights to purchase Shares may be granted pursuant to the Plan and Shares may be purchased on one or more Purchase Dates. The duration and timing of Offering Periods may be changed pursuant to Sections 6 and 17.

(u)           “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(v)           “Participant” means an Eligible Employee who elects to participate in the Plan.

(w)           “Plan” means the Rimini Street, Inc., 2018 Employee Stock Purchase Plan, as may be amended from time to time.

(x)            “Purchase Date” means the last Trading Day of each Purchase Period (or such other Trading Day as the Committee may determine).

(y)           “Purchase Period” means a period of time within an Offering Period, as may be specified by the Committee in accordance with Section 6, generally beginning on the first Trading Day of each Offering Period and ending on a Purchase Date. An Offering Period may consist of one or more Purchase Periods.

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(z)           “Purchase Price” means the purchase price at which Shares may be acquired on a Purchase Date and which will be set by the Committee; provided, however, that the Purchase Price for a Section 423 Offering will not be less than eighty-five percent (85%) of the lesser of (i) the Fair Market Value of the Shares on the first Trading Day of the Offering Period or (ii) the Fair Market Value of the Shares on the Purchase Date. Unless otherwise determined by the Committee prior to the commencement of an Offering Period, the Purchase Price will be eighty-five percent (85%) of the lesser of (a) the Fair Market Value of the Shares on the first Trading Day of the Offering Period or (b) the Fair Market Value of the Shares on the Purchase Date.

(aa)         “Shares” means the shares of Common Stock.

(bb)         “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(cc)         “Tax-Related Items” means any income tax, social insurance, payroll tax, payment on account or other tax-related items arising in relation to the Participant’s participation in the Plan.

(dd)          “Trading Day” means a day on which the principal exchange that Shares are listed on is open for trading.

2.           Purpose of the Plan. The purpose of the Plan is to provide an opportunity for Eligible Employees of the Company and its Designated Companies to purchase Common Stock at a discount through voluntary Contributions, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such persons and the Company’s stockholders. The Company intends for offerings under the Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (each, a “Section 423 Offering”); provided, however, that the Committee may also authorize the grant of rights under offerings of the Plan that are not intended to comply with the requirements of Section 423 of the Code, pursuant to any rules, procedures, agreements, appendices, or sub-plans adopted by the Committee for such purpose (each, a “Non-423 Offering”).

3.           Number of Reserved Shares. Subject to adjustment pursuant to Section 16 hereof, 5,000,000 (Five Million) Shares may be sold pursuant to the Plan. Such Shares may be authorized but unissued Shares, treasury Shares or Shares purchased in the open market. For avoidance of doubt, up to the maximum number of Shares reserved under this Section 3 may be used to satisfy purchases of Shares under Section 423 Offerings and any remaining portion of such maximum number of Shares may be used to satisfy purchases of Shares under Non-423 Offerings.

4.           Administration of the Plan.

(a)           Committee as Administrator. The Plan will be administered by the Committee. Notwithstanding anything in the Plan to the contrary, subject to Applicable Law, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board. Subject to Applicable Law, no member of the Board or Committee (or its delegates) will be liable for any good faith action or determination made in connection with the operation, administration or interpretation of the Plan. In the performance of its responsibilities with respect to the Plan, the Committee will be entitled to rely upon, and no member of the Committee will be liable for any action taken or not taken in reliance upon, information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party that the Committee deems necessary.

(b)           Powers of the Committee. The Committee will have full power and authority to: administer the Plan, including, without limitation, the authority to (i) construe, interpret, reconcile any inconsistency in, correct any default in and supply any omission in, and apply the terms of the Plan and any enrollment form or other instrument or agreement relating to the Plan, (ii) determine eligibility and adjudicate all disputed claims filed under the Plan, including whether Eligible Employees will participate in a Section 423 Offering or a Non-423 Offering and which Subsidiaries and Affiliates of the Company (or Parent, if applicable) will be Designated Companies participating in either a Section 423 Offering or a Non-423 Offering, (iii) determine the terms and conditions of any right to purchase Shares under the Plan, (iv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the Plan, (v) amend an outstanding right to purchase Shares, including any amendments to a right that may be necessary for purposes of effecting a transaction contemplated under Section 16 hereof (including, but not limited to, an amendment to the class or type of stock that may be issued pursuant to the exercise of a right or the Purchase Price applicable to a right), provided that the amended right otherwise conforms to the terms of the Plan, and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan including, without limitation, the adoption of such any rules, procedures, agreements, appendices, or sub-plans (collectively, “Sub-Plans”) as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the United States, as further set forth in Section 4(c) below.

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(c)           Non-U.S. Sub-Plans. Notwithstanding any provision to the contrary in this Plan, the Committee may adopt such Sub-Plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, customs and procedures for jurisdictions outside of the United States, the terms of which Sub-Plans may take precedence over other provisions of this Plan, with the exception of Section 3 hereof, but unless otherwise superseded by the terms of such Sub-Plan, the provisions of this Plan will govern the operation of such Sub-Plan. To the extent inconsistent with the requirements of Section 423, any such Sub-Plan will be considered part of a Non-423 Offering, and purchase rights granted thereunder will not be required by the terms of the Plan to comply with Section 423 of the Code. Without limiting the generality of the foregoing, the Committee is authorized to adopt Sub-Plans for particular non-U.S. jurisdictions that modify the terms of the Plan to meet applicable local requirements, customs or procedures regarding, without limitation, (i) eligibility to participate, (ii) the definition of Eligible Pay, (iii) the dates and duration of Offering Periods or other periods during which Participants may make Contributions towards the purchase of Shares, (iv) the method of determining the Purchase Price and the discount from Fair Market Value at which Shares may be purchased, (v) any minimum or maximum amount of Contributions a Participant may make in an Offering Period or other specified period under the applicable Sub-Plan, (vi) the treatment of purchase rights upon a Change in Control or a change in capitalization of the Company, (vii) the handling of payroll deductions, (viii) establishment of bank, building society or trust accounts to hold Contributions, (ix) payment of interest, (x) conversion of local currency, (xi) obligations to pay payroll tax, (xii) determination of beneficiary designation requirements, (xiii) withholding procedures and (xiv) handling of Share issuances.

(d)           Binding Authority. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan and any enrollment form or other instrument or agreement relating to the Plan will be made in the Committee’s sole discretion and will be final, binding and conclusive for all purposes and upon all interested persons.

(e)           Delegation of Authority. To the extent not prohibited by Applicable Law, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees of the Committee, the Administrator or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. For purposes of the Plan, reference to the Committee will be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 4(e).

5.           Eligible Employees.

(a)           General. Any individual who is an Eligible Employee as of the commencement of an Offering Period will be eligible to participate in the Plan, subject to the requirements of Section 7.

(b)           Non-U.S. Employees. An Eligible Employee who works for a Designated Company and is a citizen or resident of a jurisdiction other than the United States (without regard to whether such individual also is a citizen or resident of the United States or is a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employee is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or a Section 423 Offering to violate Section 423 of the Code. In the case of a Non-423 Offering, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Administrator has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practicable for any reason.

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(c)           Limitations. Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee will be granted a right to purchase Shares under a Section 423 Offering (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding rights to purchase capital stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase capital stock under all employee stock purchase plans of the Company and its Parent and Subsidiaries accrues at a rate that exceeds Twenty-Five Thousand Dollars (US$25,000) worth of such stock (determined at the fair market value of the shares of such stock at the time such right is granted) for each calendar year in which such purchase right is outstanding. The Committee, in its discretion, from time to time may, prior to an Enrollment Period for all purchase rights to be granted in an Offering, determine (on a uniform and nondiscriminatory basis for Section 423 Offerings) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Committee in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Committee in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Committee in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or who is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Section 423 Offering in an identical manner to all highly compensated individuals of the Designated Company whose employees are participating in that Offering.

6.           Offering Periods. The Plan will be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day of the relevant Offering Period and terminating on the last Trading Day of the relevant Offering Period. Unless and until the Committee determines otherwise in its discretion, each Offering Period will consist of one (1) six (6)-month Purchase Period, which will run simultaneously with the Offering Period. Unless otherwise provided by the Committee, Offering Periods will run from November 15 (or the first Trading Day thereafter) through June 14 (or the first Trading Day prior to such date) and from June 15 (or the first Trading Day thereafter) through November 14 (or the first Trading Day prior to such date). The Committee has authority to establish additional or alternative sequential or overlapping Offering Periods, a different number of Purchase Periods within an Offering Period, a different duration for one or more Offering Periods or Purchase Periods or different commencement or ending dates for such Offering Periods with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter, provided, however, that no Offering Period may have a duration exceeding twenty-seven (27) months. To the extent that the Committee establishes overlapping Offering Periods with more than one Purchase Period in each Offering Period, the Committee will have the discretion to structure an Offering Period so that if the Fair Market Value of the Common Stock on any Purchase Date within an Offering Period is less than the Fair Market Value of the Common Stock on the first Trading Day of that Offering Period, then (i) that Offering Period will terminate immediately following such Purchase Date, and (ii) the Participants in such terminated Offering Period will be automatically enrolled in a new Offering Period beginning on the first Trading Day of the subsequent new Purchase Period.

7.           Election to Participate and Payroll Deductions. An Eligible Employee may elect to participate in an Offering Period under the Plan during any Enrollment Period. Any such election will be made by completing the online enrollment process through the Company’s designated Plan broker or by completing and submitting an enrollment form to the Administrator during such Enrollment Period, authorizing Contributions in whole percentages from 1% to 10% of the Eligible Employee’s Eligible Pay for the Purchase Period within the Offering Period to which the deduction applies. A Participant may elect to increase or decrease the rate of such Contributions during any subsequent Enrollment Period by submitting the appropriate form online through the Company’s designated Plan broker or to the Administrator, provided that no change in Contributions will be permitted to the extent that such change would result in total Contributions exceeding 10% of the Eligible Employee’s Eligible Pay, or such other maximum amount as may be determined by the Administrator. During a Purchase Period, a Participant may reduce his or her rate of Contributions, including to 0%, to become effective as soon as possible after completing an amended enrollment form (either through the Company’s online Plan enrollment process or by submitting the appropriate form to the Administrator). The Participant may not, however, effect more than one such reduction per Purchase Period. Except for one reduction in the rate of Contributions per Purchase Period, a Participant may not initiate, increase or decrease Contributions as of any date within an Offering Period, unless otherwise determined by the Administrator. If a Participant reduces his or her rate of Contributions to 0% during an Offering Period and does not increase such rate of Contributions above 0% prior to the commencement of the next subsequent Offering Period under the Plan, such action will be treated as the Participant’s withdrawal from the Plan in accordance with Section 14 hereof. The Administrator has the authority to change the foregoing rules set forth in this Section 7 regarding participation in the Plan.

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8.           Contributions. The Company will establish an account in the form of a bookkeeping entry for each Participant for the purpose of tracking Contributions made by each Participant during the Offering Period, and will credit all Contributions made by each Participant to such account. The Company will not be obligated to segregate the Contributions from the general funds of the Company or any Designated Company nor will any interest be paid on such Contributions, unless otherwise determined by the Administrator or required by Applicable Law. All Contributions received by the Company for Shares sold by the Company on any Purchase Date pursuant to this Plan may be used for any corporate purpose.

9.           Limitation on Number of Shares That an Employee May Purchase. Subject to the limitations set forth in Section 5(c), each Participant will have the right to purchase as many whole Shares as may be purchased with the Contributions credited to his or her account as of the last day of the Offering Period (or such other date as the Committee may determine) at the Purchase Price applicable to such Offering Period; provided, however, that a Participant may not purchase in excess of 10,000 Shares under the Plan per Offering Period or such other maximum number of Shares as may be established for an Offering Period by the Committee (in each case subject to adjustment pursuant to Section 16 hereof). Any amount remaining in a Participant’s account that was not applied to the purchase of Shares on a Purchase Date because it was not sufficient to purchase a whole Share will be carried forward for the purchase of Shares on the next following Purchase Date. However, any amounts not applied to the purchase of Shares during an Offering Period for any reason other than as described in the foregoing sentence shall be promptly refunded following such Purchase Date and will not be carried forward to any subsequent Offering Period.

10.         Taxes. At the time a Participant’s purchase right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the Shares acquired under the Plan, the Participant will make adequate provision for any Tax-Related Items. In their sole discretion, and except as otherwise determined by the Committee, the Company or the Designated Company that employs the Participant may satisfy their obligations to withhold Tax-Related Items by (a) withholding from the Participant’s wages or other compensation, (b) withholding a sufficient whole number of Shares otherwise issuable following purchase having an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the Shares, or (c) withholding from proceeds from the sale of Shares issued upon purchase, either through a voluntary sale or a mandatory sale arranged by the Company.

11.         Brokerage Accounts or Plan Share Accounts. By enrolling in the Plan, each Participant will be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Administrator. Alternatively, the Administrator may provide for Plan share accounts for each Participant to be established by the Company or by an outside entity selected by the Administrator which is not a brokerage firm. Shares purchased by a Participant pursuant to the Plan will be held in the Participant’s brokerage or Plan share account. The Company may require that Shares be retained in such brokerage or Plan share account for a designated period of time, and/or may establish procedures to permit tracking of dispositions of Shares.

12.         Rights as a Stockholder. A Participant will have no rights as a stockholder with respect to Shares subject to any rights granted under this Plan or any Shares deliverable under this Plan unless and until recorded in the books of the brokerage firm selected by the Administrator or, as applicable, the Company, its transfer agent, stock plan administrator or such other outside entity which is not a brokerage firm.

13.         Rights Not Transferable. Rights granted under this Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during a Participant’s lifetime only by the Participant.

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14.         Withdrawals. A Participant may withdraw from an Offering Period by submitting the appropriate form online through the Company’s designated Plan broker or to the Administrator. A notice of withdrawal must be received no later than the last day of the month immediately preceding the month of the Purchase Date or by such other deadline as may be prescribed by the Administrator. Upon receipt of such notice, automatic deductions of Contributions on behalf of the Participant will be discontinued commencing with the payroll period immediately following the effective date of the notice of withdrawal, and such Participant will not be eligible to participate in the Plan until the next Enrollment Period. Unless otherwise determined by the Administrator, amounts credited to the contribution account of any Participant who withdraws prior to the date set forth in this Section 14 will be refunded, without interest, as soon as practicable.

15.         Termination of Employment.

(a)           General. Upon a Participant ceasing to be an Eligible Employee for any reason prior to a Purchase Date, Contributions for such Participant will be discontinued and any amounts then credited to the Participant’s contribution account will be refunded, without interest, as soon as practicable, except as otherwise determined by the Administrator.

(b)           Leave of Absence. Subject to the discretion of the Administrator, if a Participant is granted a paid leave of absence, payroll deductions on behalf of the Participant will continue and any amounts credited to the Participant’s contribution account may be used to purchase Shares as provided under the Plan. If a Participant is granted an unpaid leave of absence, payroll deductions on behalf of the Participant will be discontinued and no other Contributions will be permitted (unless otherwise determined by the Administrator or required by Applicable Law), but any amounts then credited to the Participant’s contribution account may be used to purchase Shares on the next applicable Purchase Date. Where the period of leave exceeds three (3) months and the Participant’s right to reemployment is not guaranteed by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave.

(c)           Transfer of Employment. Unless otherwise determined by the Administrator, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company or a Designated Company will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from a Section 423 Offering to a Non-423 Offering, the exercise of the Participant’s purchase right will be qualified under the Section 423 Offering only to the extent that such exercise complies with Section 423 of the Code. If a Participant transfers from a Non-423 Offering to a Section 423 Offering, the exercise of the Participant’s purchase right will remain non-qualified under the Non-423 Offering.

16.         Adjustment Provisions.

(a)           Changes in Capitalization. In the event of any change affecting the number, class, value, or terms of the shares of Common Stock resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split up, combination, reclassification or exchange of Shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or Shares, including any extraordinary dividend or extraordinary distribution (but excluding any regular cash dividend), then the Committee, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan (including the numerical limits of Sections 3 and 9), the Purchase Price per Share and the number of shares of Common Stock covered by each right under the Plan that has not yet been exercised. For the avoidance of doubt, the Committee may not delegate its authority to make adjustments pursuant to this Section. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number or price of Shares subject to a purchase right.

(b)           Change in Control. In the event of a Change in Control, each outstanding right to purchase Shares will be equitably adjusted and assumed or an equivalent right to purchase Shares substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation in a Change in Control refuses to assume or substitute for the purchase right or the successor corporation is not a publicly traded corporation, the Offering Period then in progress will be shortened by setting a New Purchase Date and will end on the New Purchase Date. The New Purchase Date will be before the date of the Company’s proposed Change in Control. The Committee will notify each Participant in writing, at least ten (10) Trading Days prior to the New Purchase Date, that the Purchase Date for the Participant’s purchase right has been changed to the New Purchase Date and that Shares will be purchased automatically for the Participant on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering Period, as provided in Section 14 hereof.

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17.         Amendments and Termination of the Plan. The Board or the Committee may amend the Plan at any time, provided that, if stockholder approval is required pursuant to Applicable Law, then no such amendment will be effective unless approved by the Company’s stockholders within such time period as may be required. The Board may suspend the Plan or discontinue the Plan at any time, including shortening an Offering Period in connection with a spin-off or other similar corporate event. Upon termination of the Plan, all Contributions will cease and all amounts then credited to a Participant’s account will be equitably applied to the purchase of whole Shares then available for sale, and any remaining amounts will be promptly refunded, without interest, to Participants. For the avoidance of doubt, the Board or Committee, as applicable herein, may not delegate its authority to make amendments to or suspend the operations of the Plan pursuant to this Section.

18.         Stockholder Approval; Effective Date. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws. The Plan will become effective on the Effective Date, subject to approval of the stockholders of the Company as contemplated in the foregoing sentence. For the avoidance of doubt, the Board may not delegate its authority to approve the Plan pursuant to this Section.

19.         Conditions Upon Issuance of Shares. Notwithstanding any other provision of the Plan, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company will not be required to deliver any Shares issuable upon exercise of a right under the Plan prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of any governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Committee will, in its absolute discretion, deem necessary or advisable. The Company is under no obligation to register or qualify the Shares with any state or foreign securities commission, or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. If, pursuant to this Section 19, the Committee determines that the Shares will not be issued to any Participant, any Contributions credited to such Participant’s account will be promptly refunded, without interest, to the Participant, without any liability to the Company or any of its Subsidiaries or Affiliates (or any Parent, if applicable).

20.         Code Section 409A; Tax Qualification.

(a) Code Section 409A. Rights to purchase Shares granted under a Section 423 Offering are exempt from the application of Section 409A of the Code and rights to purchase Shares granted under a Non-423 Offering are intended to be exempt from Section 409A of the Code pursuant to the “short-term deferral” exemption contained therein. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that a right granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause a right under the Plan to be subject to Section 409A of the Code, the Committee may amend the terms of the Plan and/or of an outstanding right granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding right or future right that may be granted under the Plan from or to allow any such rights to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if the right to purchase Shares under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto. The Company makes no representation that the right to purchase Shares under the Plan is compliant with Section 409A of the Code.

(b) Tax Qualification. Although the Company may endeavor to (i) qualify a right to purchase Shares for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 20(a) hereof. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

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21.         No Employment Rights. Participation in the Plan will not be construed as giving any Participant the right to be retained as an employee of the Company, its Subsidiary, or one of its Affiliates or Parent, as applicable. Furthermore, the Company, a Subsidiary, or an Affiliate (or Parent, if applicable) may dismiss any Participant from employment at any time, free from any liability or any claim under the Plan.

22.         Governing Law; Choice of Forum. Except to the extent that provisions of this Plan are governed by applicable provisions of the Code or any other substantive provision of United States federal law, this Plan will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. The Company and each Participant, as a condition to such Participant’s participation in the Plan, hereby irrevocably submit to the exclusive jurisdiction of any state or U.S. federal court located in Alameda County, California over any suit, action or proceeding arising out of or relating to or concerning the Plan. The Company and each Participant, as a condition to such Participant’s participation in the Plan, acknowledge that the forum designated by this Section 22 has a reasonable relation to the Plan and to the relationship between such Participant and the Company. Notwithstanding the foregoing, nothing in the Plan will preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Section 22. The agreement by the Company and each Participant as to forum is independent of the law that may be applied in the action, and the Company and each Participant, as a condition to such Participant’s participation in the Plan, (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or such Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in this Section 22, (iii) undertake not to commence any action arising out of or relating to or concerning the Plan in any forum other than the forum described in this Section 22 and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court will be conclusive and binding upon the Company and each Participant.

23.         Waiver of Jury Trial. Each Participant waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with the Plan.

24.         Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings will not be deemed in any way material or relevant to the construction or interpretation of the Plan.

25.         Expenses. Unless otherwise set forth in the Plan or determined by the Administrator, all expenses of administering the Plan, including expenses incurred in connection with the purchase of Shares for sale to Participants, will be borne by the Company and its Subsidiaries or Affiliates (or any Parent, if applicable).

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YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on June 6, 2018. Vote by Internet – QUICK EASY IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail RIMINI STREET, INC. INTERNET/MOBILE — www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. MAIL — Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED X Please mark your votes like this THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. 1. Election of Class I Directors (1) Margaret (Peggy) Taylor (2) Thomas Ashburn (3) Jack L. Acosta FOR WITHHOLD Ratification of appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. 2. FOR AGAINST ABSTAIN Approval of the Rimini Street, Inc. 2018 Employee Stock Purchase Plan. 3. PROXY CONTROL NUMBER Signature Signature, if held jointly Date , 2018. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY RIMINI STREET, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned appoints Seth A. Ravin and Thomas C. Shay, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Rimini Street, Inc. held of record by the undersigned at the close of business on April 16, 2018 at the Annual Meeting of Stockholders of Rimini Street, Inc. to be held on June 7, 2018 at 12:00 p.m. Pacific Time at Rimini Street, Inc.’s California Operations Center 6601 Koll Center Parkway, Suite 300, Pleasonton, California, 94566, or at any postponement or adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders The 2018 Proxy Statement and the 2017 Annual Report to Stockholders are available at http://www.riministreet.com/2018 (Continued, and to be marked, dated and signed, on the other side)